SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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BRONZE MARKETING, INC.
(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)

BRONZE MARKETING, INC.
No 8, Huaye Road, Dongbang Industrial Park
Changshu, China, 215534

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about February 12, 2007, to the holders of record (the “Stockholders”) of the outstanding common stock , $.001 par value per share (the “Common Stock”) and Series A Voting Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) of Bronze Marketing, Inc., a Nevada corporation (the “Company”), as of the close of business on January 31, 2007 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Information Statement relates to a written consent in lieu of a meeting, dated January 31, 2007, (the “Written Consent”) of Stockholders of the Company owning at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date (the “Majority Stockholders”).

The Written Consent authorized an amendment and restatement of our Articles of Incorporation (the “Restated Articles”), which integrate into a single instrument our current Articles of Incorporation and amend our current Articles of Incorporation to:

(i) increase our total authorized stock from 100,000,000 to 500,000,000 shares of Common Stock;

(ii) effect and implement a 1-for-10 reverse split of the outstanding shares of our Common Stock (the “Reverse Split”); and

(iii) change our name to “Sutor Technology Group Limited” and expand the scope of business activities in which we may engage.

A copy of the Restated Articles is attached to this Information Statement as Appendix A.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and is sufficient under Chapter 78 of the Nevada Revised Statutes and the Company’s Bylaws to approve the Restated Articles. Accordingly, the Restated Articles are not presently being submitted to the Company’s other Stockholders for a vote. The action by Written Consent will become effective when the Company files the Restated Articles with the Nevada Secretary of State (the “Effective Date”).

  This is not a notice of a meeting of Stockholders and no Stockholders meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing Stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Bronze Marketing, Inc.

By Order of the Board of Directors,

/s/ Guoxiang Ni
Guoxiang Ni
Chief Executive Officer

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GENERAL INFORMATION

This Information Statement is being first mailed on or about February 12, 2007, to Stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock and Preferred Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.  The approval of the Restated Articles requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Each Stockholder is entitled to one vote per share of Common Stock and 98 votes per share of Series A Preferred Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 1,500,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and 155,122 shares of Series A Preferred Stock with the holders thereof being entitled to cast 98 votes per share.

On January 31, 2007, our board of directors (the “Board of Directors”) unanimously adopted resolutions approving the Restated Articles and recommended that the Stockholders approve the Restated Articles as set forth in Appendix A. In connection with the adoption of these resolutions, the board of directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating a share exchange transaction (the “Share Exchange Transaction”) and an equity financing transaction (the “Financing Transaction”), which are described in the section entitled “Amendment and Restatement of Our Articles of Incorporation” below. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transaction.

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Our Board of Directors has determined that the change of our name to “Sutor Technology Group Limited” and the change of the purpose of the Company are in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on February 2, 2007, attached hereto as Appendix B.

CONSENTING STOCKHOLDERS

On January 31, 2007, Halter Financial Investments, L.P., being the record holder of 135,000 shares of Series A Preferred Stock, constituting 79.2% of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, consented in writing to the Restated Articles.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Restated Articles. The Company is not seeking written consent from any other Stockholders, and the other Stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by the Exchange Act.

The Company will, when permissible following the expiration of the 20 day period mandated by Rule 14c and the provisions of the Nevada Revised Statutes, file the Restated Articles with the Nevada Secretary of State’s Office. The Restated Articles will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital currently consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Each share of Common Stock entitles its record holder to one (1) vote per share held and each share of Series A Preferred Stock entitles its record holder to 98 votes per share held. In the event of a liquidation of the Company, owners of the Common Stock and Series A Preferred Stock would be entitled to share ratably in all of the Company’s assets, if any, on an equal priority basis, after the costs and expenses of proceedings, if any, and after all debts, obligations and liabilities of the Company have been paid and discharged. Holders of the Company’s Common Stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares. Holders of the Series A Preferred Stock do not have cumulative voting rights, redemption rights or preemptive rights and each holder of Series A Preferred Stock is entitled to receive 98 shares of Common Stock for each share of Series A Preferred Stock converted. Shares of Series A Preferred Stock are convertible into Common Stock on the earliest to occur of the following: (i) March 31, 2007; (ii) the date the Company consummates a business combination transaction with a corporation or other business entity with current business operations; or (iii) the date such conversion is approved by the Board of Directors of the Company. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to adjustment in certain circumstances upon any recapitalization, including but not limited to stock splits, readjustments or reclassifications.

In accordance with the Company’s Articles of Incorporation, the Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 500,000 shares of the Company’s Series B Voting Convertible Preferred Stock (“Series B Preferred Stock”). The Certificate of Designation was filed on January 24, 2007. The holders of Series B Preferred Stock are entitled to vote on all matters together with all other classes of stock on an as-converted to Common Stock basis. Holders of Series B Preferred Stock have protective class voting veto rights on matters, such as business combination transactions, payment of dividends, the issuance of other classes of stock with senior rights, changes to our charter documents and stock redemptions. Shares of Series B Preferred Stock have a senior liquidation payment preference in the event of a liquidation or sale of the company. Shares of Series B Preferred Stock are convertible into Common Stock at an effective rate of 1,000 shares of Common Stock for each share of Series B Preferred Stock converted. Shares of Series B Preferred Stock are subject to the Reverse Split and adjustments to the conversion ratio of the Series B Preferred Stock are made upon events such as the payment of stock dividends, stock splits and recapitalizations.

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At the close of business on the Record Date, the Company had 1,500,000 shares of Common Stock issued and outstanding, 155,122 shares of Series A Preferred Stock issued and outstanding, and no shares of Series B Preferred Stock issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s capital stock immediately before and after the closing of the transactions contemplated by the Share Exchange Transaction and Financing Transaction and upon the conversion of the Preferred Stock into Common Stock and the effectuation of the Reverse Split by:

•	each Stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding securities prior to and after the closing of such transactions;

•	each current director of the Company prior to and following the closing of such transactions;

•
each of the named executive officers of the Company during the Company’s last fiscal year and as listed in the Company’s Current Report on Form 8-K filed on February 2, 2007 under the caption “Executive Compensation” prior to and following the closing of such transactions; and

•	all current directors and executive officers as a group prior to and following the closing of such transactions.

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Name and Address of Beneficial Owner	Before Closing of the Share Exchange Transaction, Financing Transaction and Reverse Split					After Closing of the Share Exchange Transaction and Financing Transaction , Conversion of the Preferred Stock and Effectuation of the Reverse Split

	Number and Title of Shares Beneficially Owned(1)	% Common Stock(2)	% Series A Preferred Stock(3)	% Series B Preferred Stock(4)	% Total Capital Stock(5)	Number of Shares of Common Stock Beneficially Owned(1)	% Total Capital Stock(6)

Timothy P. Halter(7) 12890 Hill Top Road Argyle, Texas 76226	135,000 (Series A Preferred Stock)	0.0%	87.0%	0.0%	79.2%	1,323,000	3.5%
David Brigante(7) 12890 Hill Top Rd Argyle, Texas 76226	135,000 (Series A Preferred Stock)	0.0%	87.0%	0.0%	79.2%	1,323,000	3.5%
George Diamond(7) 12890 Hill Top Road Argyle, Texas 76226	135,000 (Series A Preferred Stock)	0.0%	87.0%	0.0%	79.2%	1,323,000	3.5%
Marat Rosenberg(7) 12890 Hill Top Road Argyle, Texas 76226	135,000 (Series A Preferred Stock)	0.0%	87.0%	0.0%	79.2%	1,323,000	3.5%
Jingshi Cai No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	9,452 (Series A Preferred Stock)	0.0%	6.1%	0.0%	5.5%	92,630	<1%
Thomas Kimble(8) 311 South Street Suite 440 Salt Lake City, Utah 84111	450,000 (Common Stock)	30.0%	0.0%	0.0%	2.69%	45,000	<1%
Heather Hamby 311 South Street Suite 440 Salt Lake City, Utah 84111	500,000 (Common Stock)	33.3%	0.0%	0.0%	2.99%	50,000	<1%
Lynn Dixon 311 South Street Suite 440 Salt Lake City, Utah 84111	400,000 (Common Stock)	26.7%	0.0%	0.0%	2.4%	40,000	<1%
Lifang Chen No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	-0-	0.0%	0.0%	0.0%	0.0%	32,338,052(9)	85.2%
Yongfei Jiang No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	-0-	0.0%	0.0%	0.0%	0.0%	-0-	0.0%
Guoxiang Ni No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	-0-	0.0%	0.0%	0.0%	0.0%	-0-	0.0%
Liuhua Guo No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	-0-	0.0%	0.0%	0.0%	0.0%	-0-	0.0%
Feng Gao No 8, Huaye Road Dongbang Industrial Park Changshu, China 215534	-0-	0.0%	0.0%	0.0%	0.0%	32,338,052(10)	85.2%
Directors and officers as a group	585,000(11)	30%	87.0%	0.0%	89.9%	33,661,052(12)	88.7%

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(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock.

(2)	Assumes 1,500,000 issued and outstanding as of the Record Date and after closing of the Share Exchange Transaction and Financing Transaction.

(3)
As of the Record Date and after closing of the Share Exchange Transaction and Financing Transaction, 155,122 shares of Series A Preferred Stock were issued and outstanding. Shares of Series A Preferred Stock are convertible into shares of our Common Stock on the basis of one share of Series A Preferred Stock for 98 shares of Common Stock. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as converted to Common Stock basis. Each share of Series A Preferred Stock is entitled to 98 votes per share whereas each share of Common Stock is entitled to one vote per share. It is expected that all Series A Preferred Stock will be converted into our Common Stock on the Effective Date.

(4)
No shares of Series B Preferred Stock were issued and outstanding as of the Record Date and after closing of the Share Exchange Transaction and Financing Transaction, 362,854.20 shares of Series B Preferred Stock were issued and outstanding. Shares of Series B Preferred Stock are issuable in connection with the Share Exchange Transaction and Financing Transaction. Shares of Series B Preferred Stock are currently convertible into shares of our Common Stock on the basis of one share of Series B Preferred Stock for 1000 shares of Common Stock and which will be adjusted to a conversion ratio of one share of Series B Preferred Stock for 100 shares of Common Stock upon the effectiveness of the Reverse Split. All Series B Preferred Stock will be automatically converted into our Common Stock the first trading day following the Amendment of our Articles of Incorporation. Holders of Series B Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(5)
Percentage of Total Capital Stock represents total ownership with respect to all shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, as a single class and on an as-converted to Common Stock basis. Assumes 16,701,956 shares of capital stock, on an as-converted to Common Stock basis, issued and outstanding as of the Record Date

(6)	Assumes 37,955,615 shares of capital stock, on an as-converted to Common Stock basis, after closing of the Share Exchange Transaction and Financing Transaction and at the Effective Date.

(7)
Includes 135,000 shares of Series A Preferred Stock owned by Halter Financial Investments, L.P. or HFI. HFI is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership, of which TPH Capital GP, LLC, a Texas limited liability company, is the general partner, of which Timothy P. Halter (our officer and director until the closing of the Share Exchange Transaction and the Financing Transaction) is the sole member; (ii) Bellfield Capital, L.P., a Texas limited partnership, of which Bellfield Capital Management, LLC, a Texas limited liability company, is the sole general partner, of which David Brigante is the sole member; (iii) Colhurst Capital LP, a Texas limited partnership, of which Colhurst Capital GP, LLC, a Texas limited liability company, is the general partner, of which George L. Diamond is the sole member; and (iv) Rivergreen Capital, LLC, a Texas limited liability company, of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by the Company on behalf of the foregoing persons.

(8)
Thomas Kimble was our officer and director until the closing of the Share Exchange Transaction and the Financing Transaction. Beneficial and percentage ownership information is based on information contained in Form 3 filed with the SEC on April 11, 2006 by the Company on behalf of Mr. Kimble.

(9)	Includes 19,079,451 shares of Common Stock owned by Feng Gao, Ms. Chen’s husband.

(10)	Includes 13,258,601 shares of Common Stock owned by Lifang Chen, Mr. Gao’s wife and our Chairman.

(11)	Includes 450,000 shares of Common Stock and 135,000 shares of Series A Preferred Stock prior to the conversion of the Series A Preferred Stock and effectuation of the Reverse Split.

(12)
Includes 1,323,000 shares of Series A Preferred Stock after conversion of the Series A Preferred Stock and effectuation of the Reverse Split and 32,338,052 shares of Series B Preferred Stock after conversion of the Series B Preferred Stock and effectuation of the Reverse Split.

AMENDMENT AND RESTATEMENT OF OUR ARTICLES OF INCORPORATION

On January 31, 2007, our Board of Directors approved, subject to receiving the approval of the holders of a majority of the Company’s outstanding capital stock, an amendment and restatement of our Articles of Incorporation, which integrates into a single instrument our current Articles of Incorporation and amends our current Articles of Incorporation to (i) increase our total authorized stock from 100,000,000 to 500,000,000 shares of Common Stock (ii) effect a 1-for-10 Reverse Split of our issued and outstanding Common Stock, and (iii) change our name to “Sutor Technology Group Limited” to more accurately reflect our business operations and expand the scope of the business in which we may engage. The Majority Stockholders approved the Restated Articles, the increase in the Company’s authorized Common Stock, the Reverse Split and the change of our name pursuant to the Written Consent dated as of January 31, 2007. The proposed Restated Articles are attached hereto as Appendix A.

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The Restated Articles have been adopted to facilitate and effectuate the Share Exchange Transaction and the Financing Transaction which are generally described in the following paragraphs.

In the Share Exchange Transaction, we issued to the stockholders of Sutor Steel Technology Co., Ltd., a British Virgin Islands company (“Sutor”), 323,380.52 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding capital stock of Sutor. Sutor thereby became our wholly owned subsidiary and the former stockholders of Sutor became our controlling stockholders. The shares of Series B Preferred Stock are convertible into Common Stock at the rate of 1,000 shares of Common Stock for each share of Series B Preferred Stock converted and are subject to the Reverse Split. The shares of Series B Preferred Stock issued in connection with the Share Exchange Transaction are expected to automatically convert into shares of Common Stock on the first trading day following the Effective Date. After giving effect to the Reverse Split, 32,338,052 shares of Common Stock, constituting approximately 85.2% of our issued and outstanding shares of Common Stock, will be issuable pursuant to the Share Exchange Transaction. Additional information regarding the Share Exchange Transaction is contained in our Current Report on Form 8-K filed with the SEC on February 2, 2007 and included herewith.

The Financing Transaction was consummated in conjunction with the Share Exchange Transaction. In the Financing Transaction, the Company issued and sold to certain accredited investors, in a private placement transaction, 39,473.68 shares of our Series B Preferred Stock for $12.0 million pursuant to a Securities Purchase Agreement, dated February 1, 2007. These shares of Series B Preferred Stock are convertible into 39,473,684 shares of Common Stock based on a 1000-for-1 conversion ratio and, after giving effect to the Reverse Split, will equal 3,947,368 shares of Common Stock, which is approximately 10.4% of our issued and outstanding Common Stock. Additional information regarding the Financing Transaction is contained in our Current Report on Form 8-K filed with the SEC on February 2, 2007 and included herewith.

1. Increase of Authorized Common Stock of the Company

The increase in the authorized Common Stock is designed primarily to accommodate the conversion of Series A Preferred Stock and Series B Preferred Stock into Common Stock upon completion of the Share Exchange Transaction and Financing Transaction. Absent such an increase in the Company’s authorized Common Stock, there would not be an adequate number of shares of Common Stock into which the shares of Preferred Stock could be converted.

As a result of this situation, our Board of Directors approved the Restated Articles providing for an increase in our total authorized Common Stock from 100,000,000 to 500,000,000 shares of Common Stock. Likewise, the holders of a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date, took action by Written Consent to approve the Restated Articles and increase in our total authorized Common Stock.

The terms of the newly authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not alter the current number of issued shares. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of any newly authorized shares of Common Stock, upon conversion of the Preferred Stock or otherwise, will reduce the current Stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, Stockholders may experience a reduction in stockholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Restated Articles.

Purpose for Increase and Effects of Increase on Authorized Common Stock

The increase in our total authorized Common Stock has been effected for the primary purpose of facilitating the Share Exchange Transaction and the Financing Transaction. In addition to facilitating these transactions, the increase in our total authorized stock will also provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

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The increase in the number of authorized but unissued shares of Common Stock will enable the Company, without further Stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs, and other corporate purposes. Having a substantial number of authorized but unissued shares of Common Stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of Stockholders or obtaining the written consent of Stockholders for the purpose of approving an increase in our capitalization. It is not the present intention of our Board of Directors to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the Restated Articles unless otherwise required by law or regulation.

While the Board of Directors may entertain and seek future financing and acquisition opportunities, there are no definitive financing transactions or business or asset acquisitions contemplated at this time, and the amendment to our Articles of Incorporation was not proposed with the intent that additional shares be utilized in any specific financing transaction or business or asset acquisition, other than in connection with the Share Exchange Transaction and Financing Transaction.

The increase in the authorized number of shares of Common Stock could have other effects on the Stockholders, depending upon the nature and circumstances of any future issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

(2) Adoption of 1-for-10 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-10 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Restated Articles. Our Stockholders also approved each of these actions in the Written Consent.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and number of shares of Common Stock issuable upon conversion of our Preferred Stock. The Reverse Split effectively increases the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split will become effective on the Effective Date which occurs when the Restated Articles are filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.

Each share of Common Stock outstanding at the Effective Date of the Reverse Split will automatically become one-tenth of a share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Split and assumes the conversion of all shares of Preferred Stock into shares of Common Stock at the applicable conversion ratios:

•	the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the Series A Preferred Stock can be converted;

•	the number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

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CAPITALIZATION STRUCTURE OF THE COMPANY AT VARIOUS TIMES (1)

	Capital Structure prior to conversion of issued and outstanding Preferred Stock on Pre-Reverse Split Basis	Capital Structure assuming conversion of issued and outstanding Preferred Stock on Pre-Reverse Split Basis	Capital Structure prior to conversion of Preferred Stock on a Pre-Reverse Split Basis	Capital Structure after conversion of Preferred Stock and Reverse Split
	(As of Record Date)	(As of Record Date)	(As of completion of Share Exchange Transaction and Financing Transaction)	(On Effective Date)
Issued and outstanding Common Stock	1,500,000	1,500,000	1,500,000	37,955,615
Issued and outstanding Series A Preferred Stock	155,122	15,201,956	15,201,956	-0-
Issued and outstanding Series B Preferred Stock	-0-	-0-	362,856,204	-0-
Common Stock reserved for issuance upon conversion of Preferred Stock	15,201,956	15,201,956	378,058,160	-0-
Authorized but unissued and unreserved Common Stock	84,798,044	84,798,044	498,329,805 (2)	462,044,385

Notes to Table:

(1)	Assumes adequate authorized Common Stock into which Preferred Stock can convert at all times.
(2)	Assumes authorized Common Stock as provided for in Restated Articles.

Purposes for Reverse Split and Effect on Common Stock

As shown in the table above, the Reverse Split of the outstanding shares of our Common Stock will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split has also been implemented to facilitate the Share Exchange Transaction and Financing Transaction.

Unless the number of outstanding shares of Common Stock is reduced by the Reverse Split, the number of shares outstanding after the Share Exchange Transaction and Financing Transaction and/or upon the issuance of additional shares to investors will be so great that the per share value of the Company's stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation's stock and the Board of Directors believes that it will not be in the best interests of the corporation to have a very low per share stock price. The Board of Directors hopes that the Reverse Split will result in a higher per share market price of the Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. The Board of Directors believes these issues are best addressed by increasing the value per share of the Common Stock, which we believe will occur as a result of the Reverse Split.

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On the Effective Date, 10 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any Stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent one-tenth of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, Stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive, if they hold a fractional share equal to one-half or more, a full share of our Common Stock, and if they hold a fractional share equal to less than one-half of a share of our Common Stock, then that fractional share will be cancelled.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every ten shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

Federal Income Tax Consequences of the Reverse Split

The combination of ten shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all Stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

3. Name Change and Change of the Purpose of the Company

Our current Articles of Incorporation recite that the name of the Company is “Bronze Marketing, Inc.” and state that our purpose is to, among other things, engage in the specific business of marketing bronze artwork and sculptures.

Our Board of Directors unanimously approved, subject to Stockholder approval, the Restated Articles to change the name of our company from “Bronze Marketing, Inc.” to “Sutor Technology Group Limited” and to expand the scope of the business in which we engage, thereby allowing us to engage in any lawful activity for which corporations may be organized in the State of Nevada.

Stockholder approval for the Restated Articles changing the Company’s name and expanding the scope of the Company’s business was obtained by Written Consent of Stockholders holding at least a majority of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date. The Restated Articles effecting the name change and expansion of the scope of our lawful business activities will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our Stockholders as of the Record Date.

Purposes for Name Change

In connection with the Share Exchange Transaction and the Financing Transaction, the Board of Directors has determined that the change of our name to “Sutor Technology Group Limited” and the change of the purpose of the Company are in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on February 2, 2007, attached hereto as Appendix B.

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CHANGES TO OUR BUSINESS AND CHANGE OF CONTROL

We were incorporated on May 1, 1997 in the State of Nevada. From inception until December 31, 2002, we engaged in the business of providing inventory financing to facilitate the marketing and sale of bronze sculptures and other artwork. We discontinued active business operations as of December 31, 2002.

On November 3, 2006, we entered into a Preferred Stock Purchase Agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which we sold to HFI 135,000 unregistered shares of our Series A Preferred Stock for $425,000. Holders of our Series A Preferred Stock vote with the holders of our Common Stock on all matters. Each share of our Series A Preferred Stock is entitled to 98 votes per share whereas each share of Common Stock is entitled to one vote per share. As a result of this voting structure, HFI acquired over 90% voting control of the Company with its purchase of 135,000 shares of our Series A Preferred Stock. HFI’s chairman, Timothy P. Halter, was appointed as our CEO, president and director.

On February 1, 2007, we consummated the Financing Transaction with accredited investors in an exempt private placement of our Series B Preferred Stock, pursuant to which we issued and sold to these investors 39,473.68 shares of our Series B Preferred Stock for $12.0 million.

From December 31, 2002 until consummation of the Share Exchange Transaction and Financing Transaction, the Company had limited business operations. In connection with the Share Exchange Transaction, the stockholders of Sutor, received 323,380.52 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding capital stock of Sutor owned by them. Sutor thereby became our direct, wholly owned subsidiary and the former stockholders of Sutor became our controlling stockholders.

Upon the closing of the Share Exchange Transaction, Thomas G. Kimble resigned from our Board of Directors and was replaced by Ms. Lifang Chen. Timothy P. Halter, our other director, resigned from all offices of the Company that he held effective upon the closing of the Share Exchange Transaction and from his position as our director, which will become effective on the 10th day following the mailing to our Stockholders of an information statement that complies with Exchange Act Rule 14f-1 and the filing of the same with the Securities and Exchange Commission. At such time, the number of directors of the Company will be reduced to one and Ms. Chen will be our sole director. In addition, our executive officers were replaced by the Sutor executive officers upon the closing of the Share Exchange Transaction.

Sutor was incorporated in the British Virgin Islands in August 2006 and has two directly wholly owned operating subsidiaries, Changshu Huaye Steel Strip Co., Ltd. (“Changshu Huaye”) and Jiangsu Cold-Rolled Technology Co., Ltd. (“Jiangsu Cold-Rolled”). In November 2006, Sutor acquired Changshu Huaye and Jiangsu Cold-Rolled from Shanghai Huaye Iron & Steel Group Co., Ltd. and Huaye (Hong Kong) International Group Limited, both of which are 100% beneficially owned by of our Chairman and 85.2% owner Lifang Chen. Changshu Huaye was incorporated in China as a foreign investment enterprise on January 17, 2003 with registered capital of $10 million. Jiangsu Cold-Rolled was incorporated in China on August 28, 2003 as a foreign investment enterprise with registered capital of $36 million. Changshu Huaye also owns 90% of Changshu Dongbang Sewage Treatment Co., Ltd., which was incorporated in January 2005 with a registered capital of $625,000.

As a result of the Share Exchange Transaction, we entered into a new business. Our business now consists of manufacturing and selling steel finishing fabrication products through our wholly owned subsidiaries Changshu Huaye and Jiangsu Cold-Rolled. Both Changshu Huaye and Jiangsu Cold-Rolled are located in Dongbang, Changshu, which is only 15 kilometers away from China’s second largest steel distribution port, Changshu Port. Our products are used in the construction industry and widely applied in manufacturing of electrical household appliance parts and outer casings. Our products often serve as a critical component in medical instruments, automobiles, ships, infrastructure and large industrial equipment. We aim our products at the high-end Chinese domestic market and the global market.

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We are changing our name to “Sutor Technology Group Limited” to reflect our new business and to have a name similar to the names of our subsidiary companies.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to our proposed amendment and restatement of our Articles of Incorporation and the adoption of the Restated Articles.

FINANCIAL INFORMATION

Certain financial information required under Rule 14c of the Exchange Act can be found in our Current Report on Form 8-K filed on February 2, 2007, a copy of which is attached hereto as Appendix B and delivered to Stockholders herewith. Such financial information is incorporated herein by reference.

OTHER INFORMATION

For more detailed information on the Company, the Share Exchange Transaction, the Financial Transaction and other information about the business and operations of the Company, including financial statements and other information, you may refer to our Current Report on Form 8-K filed on February 2, 2007 attached hereto as Appendix B, and other periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov and a copies of which may be obtained by writing our secretary at the address specified above.

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APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BRONZE MARKETING, INC.
(hereby changed to SUTOR TECHNOLOGY GROUP LIMITED)

Bronze Marketing, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1. The current name of the Corporation is Bronze Marketing, Inc.

2. The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on May 1, 1997.

3. These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated January 31, 2007, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated January 31, 2007, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4. The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Sutor Technology Group Limited (hereinafter, the “Corporation”).

ARTICLE II
DURATION

The duration of the Corporation is perpetual.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

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ARTICLE IV
STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the Corporation shall be of the same class, and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of the filing date of these Amended and Restated Articles of Incorporation, each ten shares of the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled.

ARTICLE V
AMENDMENT

These Amended and Restated Articles of Incorporation may be amended by the affirmative vote of a “majority” of the shares entitled to vote on each such amendment.

ARTICLE VI
STOCKHOLDERS RIGHTS

The authorized but unissued stock of Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Stockholders shall not have pre-emptive rights to acquire unissued shares of the stock of the Corporation.

ARTICLE VII
DIRECTORS

The directors are hereby given the authority to do any act on behalf of the Corporation by law and in each instance where the Nevada General Corporation Law provides that the directors may act in certain instances where the Articles of Incorporation authorize such action by the directors, the directors are hereby given authority to act in such instances without specifically numerating such potential action or instance herein.

The directors are specifically given the authority to mortgage or pledge any or all assets of the business without stockholders' approval.

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ARTICLE VIII
COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

No contract or other transaction between the Corporation and any one or more of its directors or officers or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such person is present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction in good faith by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; (c) the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the Board of Directors of the Corporation for action; or (d) the contract or transaction is fair and reasonable to the Corporation at the time it is approved. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE IX
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.

ARTICLE X
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

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ARTICLE XI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ____ day of ______________, 2007.

BRONZE MARKETING, INC.

By: _______________________
Name:
Title:

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Appendix B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 2, 2007 (February 1, 2007)

BRONZE MARKETING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51908	87-0578370

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No 8, Huaye Road, Dongbang Industrial Park
Changshu, China 215534
(Address of Principal Executive Offices)

(86) 512-52686688
Registrant’s Telephone Number, Including Area Code:

311 South State Street, Suite 440
Salt Lake City, Utah 84111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Except as otherwise indicated by the context, references in this document to “Bronze Marketing,” “we,” “us,” or “our” are references to the combined business of Bronze Marketing, Inc. and its direct or indirect subsidiaries. Unless the context otherwise requires, the term “Sutor” means Sutor Steel Technology Co., Ltd. and its operating subsidiaries, the term “Changshu Huaye” means Changshu Huaye Steel Strip Co., Ltd., the term “Jiangsu Cold-Rolled” means Jiangsu Cold-Rolled Technology Co., Ltd., the term “Shanghai Huaye” means Shanghai Huaye Iron & Steel Group Co., Ltd. and its subsidiaries, the term “Securities Act” means the Securities Act of 1933, as amended, the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, the term “RMB” means Renminbi, the legal currency of China and the terms “U.S. dollar,” and the term “$” and “US$” mean the legal currency of the United States. References to “China” and “PRC” are references to “People’s Republic of China.” References to “BVI” are references to “British Virgin Islands.”

On November 7, 2006, we entered into an Assignment Agreement with BTHC III, Inc. or BTHC a Delaware corporation, Sutor Steel Technology Co., Ltd. and the stockholders of Sutor Steel Technology Co., Ltd., pursuant to which we have agreed to assume all the rights, obligations and duties of BTHC under that certain Share Exchange Agreement, dated September 7, 2006, by and among BTHC, Sutor Steel Technology Co., Ltd. and the stockholders of Sutor Steel Technology Co., Ltd., as if we had entered into the Share Exchange Agreement directly with Sutor Steel Technology Co., Ltd. and its stockholders. On February 1, 2007 the parties entered into Amendment No. 1 to the Share Exchange Agreement which, among other things, provides that stockholders of Sutor Steel Technology Co, Ltd. will receive shares of our Series B Voting Convertible Preferred Stock instead of our common stock as provided in the original Share Exchange Agreement.

Pursuant to the Share Exchange Agreement, as amended, and the Assignment Agreement, the stockholders of Sutor Steel Technology Co., Ltd. have agreed to transfer all of the shares of the capital stock of Sutor Steel Technology Co., Ltd. held by them in exchange for certain number of newly issued shares of our Series B Voting Convertible Preferred Stock that would, in the aggregate, constitute at least 50.1% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to a financing transaction that resulted in gross proceeds to us of approximately $12 million.

On February 1, 2007, we entered into certain securities purchase agreement and registration rights agreement with certain accredited investors, pursuant to which we issued and sold to these investors 39,473.68 shares of our Series B Voting Convertible Preferred Stock for $12 million and agreed to register the shares of our common stock underlying these Series B Voting Convertible Preferred Stock within a pre-defined period. In connection with the Securities Purchase Agreement, our Chairman Lifang Chen also entered into certain make good escrow agreement whereby Ms. Chen pledged certain number of her shares of our Series B Voting Convertible Preferred Stock to the investors. See Item 2.01 of this report below for more details.

A copy of the Share Exchange Agreement and a copy of the Assignment Agreement have been filed as Exhibit 10.1 and Exhibit 10.2, respectively, to our current report on Form 8-K filed on November 8, 2006. A copy of the Amendment No. 1 to the Share Exchange Agreement is filed as Exhibit 2.2 to this report. A form of the Securities Purchase Agreement is filed as Exhibit 10.2 to this report. A form of the Registration Right Agreement is filed as Exhibit 4.2 to this report.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 1, 2007, we completed an acquisition of Sutor pursuant to the Share Exchange Agreement, as amended. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Sutor is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on February 1, 2007, we acquired Sutor in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Sutor, except that information relating to periods prior to the date of the reverse acquisition only relate to Bronze Marketing, Inc. unless otherwise specifically indicated.

In this report, we rely on and refer to information and statistics regarding the steel industry that we have obtained from a variety of sources, including:

•	Datamonitor, a provider of online database and analysis services for key industry sectors;
•	MEPS (International) Ltd., an independent supplier of steel market information;
•	www.china.org.cn, a Chinese government sponsored information and news website;
•	Citics China Securities Research, the research center of a leading Chinese securities company; and
•	China CCM, a source of Chinese industrial research and information.

This information is publicly available for free and has not been specifically prepared for us for use in this report or otherwise. Although we believe that this information is generally reliable, we cannot guarantee, nor have we independently verified, the accuracy and completeness of this information.

DESCRIPTION OF BUSINESS

Our History

Overview

Bronze Marketing is a holding company whose primary business operations are conducted through a wholly owned BVI subsidiary, Sutor Steel Technology Co., Ltd., and its wholly owned Chinese subsidiaries, Changshu Huaye and Jiangsu Cold-Rolled. Sutor manufactures and sells steel finishing fabrication products. As a manufacturing business, Sutor utilizes a variety of processes and technological methodologies to convert raw materials into high-end hot-dip galvanized steel or “HDG Steel” and prepainted galvanized steel or “PPGI” which we then sell to our customers who operate primarily in the construction, infrastructure and manufacturing industries. Our finished steel product lines include HDG Steel, PPGI and acid pickled steel or “AP Steel.”

Bronze Marketing, Inc. was incorporated on May 1, 1997 in the State of Nevada. From inception until December 31, 2002, Bronze Marketing, Inc. engaged in the business of providing inventory financing to facilitate the marketing and sale of bronze sculptures and other artwork. This business was not successful and Bronze Marketing, Inc. experienced losses from its inception and eventually discontinued its active business operations on December 31, 2002.

On March 15, 2004, Bronze Marketing, Inc. announced that it had entered into an agreement to acquire all of the issued and outstanding common stock of Hospitality Group, a privately-held Nevada business with its principal headquarters located in Reno, Nevada. If completed, this transaction would have resulted in a change in control of Bronze Marketing, Inc., but the parties abandoned the transaction and the related transaction agreement terminated on October 1, 2004.

On November 3, 2006, Bronze Marketing, Inc. entered into a Preferred Stock Purchase Agreement with Halter Financial Investments, L.P. or “HFI”, pursuant to which Bronze Marketing, Inc. sold to HFI 135,000 unregistered shares of its Series A Voting Convertible Preferred Stock for $425,000. HFI’s chairman Timothy P. Halter was appointed as the CEO, President and a director. As a result, HFI acquired approximately 90% voting control of Bronze Marketing, Inc. Each share of the Series A Voting Convertible Preferred Stock has 98 votes and is convertible into 98 shares of our common stock.

From December 31, 2002 until the reverse acquisition of Sutor on February 1, 2007, Bronze Marketing, Inc. engaged in no active business operations.

We plan to amend our articles of incorporation to (i) change our name to Sutor Technology Group Limited, (ii) increase the number of our authorized shares of common stock from 100 million to 500 million and (iii) effect a 1-for-10 reverse split of common stock. Such amendment is expected to become effective in or about March 2007 and is hereinafter referred to as the “Amendment to the Articles.”

Background and History of Sutor and its Operating Subsidiaries and Affiliates

Sutor Steel Technology Co., Ltd. was incorporated in the BVI in August 2006. Sutor Steel Technology Co., Ltd. presently has two direct, wholly owned operating subsidiaries: Changshu Huaye and Jiangsu Cold-Rolled. Changshu Huaye was incorporated in China as a foreign investment enterprise on January 17, 2003 with registered capital of $10 million. Jiangsu Cold-Rolled was incorporated in China on August 28, 2003 as a foreign investment enterprise with registered capital of $36 million. In addition, Changshu Huaye owns 90% of Changshu Dongbang Sewage Treatment Co., Ltd. or “Dongbang Sewage”, an industry and household sewage treatment plant which was incorporated in China in 2005 with registered capital of approximately $625,000. Virtually all of our active business operations are conducted out of Changshu Huaye and Jiangsu Cold-Rolled. Changshu Huaye and Jiangsu Cold-Rolled were previously owned by Shanghai Huaye, as a 75% equity owner, and Huaye (Hong Kong) International Group Limited or “Hong Kong Huaye,” as a 25% equity owner. Sutor acquired Changshu Huaye and Jiangsu Cold-Rolled from them in August 2006. Changshu Huaye and Jiangsu Cold-Rolled are located 15 kilometers away from Changshu port, China’s second largest steel distribution port.

Shanghai Huaye is a steel rough processing and trading company in China and our affiliate due to the fact that Lifang Cheng, our Chairman and a 85.2% beneficial owner, has a 100% beneficial ownership interest in Shanghai Huaye. By selling off the coated steel finishing fabrication business to Sutor Steel Technology Co., Ltd., Shanghai Huaye currently specializes in steel trading, steel distributing and fabricating. We maintain a close business relationship with Shanghai Huaye as it serves as a primary distributor of our products and provider of our raw materials. See “Our Customer” and “Our Suppliers of Raw Materials” below for more details.

Changshu Huaye’s 90% owned subsidiary Dongbang Sewage is in business of sewage treatment. It provides sewage treatment services not only to Changshu Huaye and Jiangsu Cold-Rolled, but also to the households in Dongbang Town. Dongbang Sewage had revenues of approximately $84,000 and a net loss of approximately $24,700 in fiscal year 2006. Dongbang Asset Management Company or “Dongbang Asset”, a PRC state-owned company, owns the other 10% interest in Dongbang Sewage. Under the agreement between Changshu Huaye and Dongbang Asset, all net losses of Dongbang Sewage will be born by Dongbang Asset, but all profits will be shared between Changshu Huaye and Dongbang Assets proportionally.

Acquisition of Sutor Steel Technology Co., Ltd. and Related Financing

On February 1, 2007, we completed a reverse acquisition of Sutor Steel Technology Co., Ltd. through a share exchange transaction whereby we issued to the stockholders of Sutor Steel Technology Co., Ltd. 323,380.52 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 32,338,052 shares of our common stock immediately following the Amendment to the Articles, in exchange for all of the issued and outstanding capital stock of Sutor Steel Technology Co., Ltd. Sutor Steel Technology Co., Ltd. thereby became our wholly owned subsidiary and the former stockholders of Sutor Steel Technology Co., Ltd. became our controlling stockholders.

Upon the closing of the reverse acquisition, our directors Thomas Kimble and Timothy P. Halter resigned from all offices of Bronze Marketing that they held effective immediately and also submitted letters of resignation from their positions as our directors. Thomas Kimble’s resignation as our director became effective immediately and Timothy P. Halter’s resignation will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Exchange Act, which information statement will be mailed out on or about February 2, 2007. Lifang Chen was appointed to be our chairman of the board of directors and our executive officers were replaced by the Sutor executive officers upon the closing of the reverse acquisition as indicated in more detail below.

On February 1, 2007, we also completed a private placement pursuant to which we issued and sold to certain accredited investors 39,473.68 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 3,947,368 shares of our common stock immediately following the Amendment to the Articles, for $12 million pursuant to a Securities Purchase Agreement dated February 1, 2007. We expect that all Series B Voting Convertible Preferred Stock, along with Series A Voting Convertible Preferred Stock, will be converted into our common stock immediately following the Amendment of the Articles as discussed above. We are under contractual obligation to register the shares of common stock issuable upon conversion of the Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock within a pre-defined period.

In connection with the private placement mentioned above, our majority stockholder, Ms. Lifang Chen, entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Ms. Chen agreed to certain “make good” provisions. In the make good escrow agreement, we established minimum after tax net income thresholds of $18.9 million for the fiscal year ending June 30, 2007 and $23.5 million for the fiscal year ending June 30, 2008. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or for the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock based upon a pre-defined formula agreed to between the investors and Ms. Chen. Ms. Chen deposited a total of 39,473.68 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 3,947,368 shares of our common stock immediately following the Amendment of the Articles, into escrow with Wells Fargo Bank, National Association under the escrow agreement.

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with Sutor as the acquirer and Bronze Marketing as the acquired party. When we refer in this current report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Sutor on a consolidated basis unless the context suggests otherwise.

Our Industry

The steel industry is a large, cyclical and highly competitive industry whose overall performance is closely tied to global economy. Historically, steel prices have increased during periods of overall economic growth and decreased during recessionary periods. According to Datamonitor, the total revenue of the global steel market reached $957.9 billion in 2005, representing a compound annual growth rate, or “CAGR”, of 27.2% during the five-year period spanning from 2001 until 2005. During that same period, the volume of global steel production increased at a CAGR of 7.7%, reaching 2 billion metric tons in 2005. 2005 was a particularly difficult year for world steel manufacturers due to over supply. Global steel prices fell dramatically during 2005 and the steel prices in Asia started to fall in the second half of 2005. The global composite steel price has increased since February 2006. The global steel market is expected to continue to grow, but at a slower CAGR of 4.3% between 2005 and 2010 in terms of production volume.

Growth in the global steel industry has been driven primarily by economic development in the Asia-Pacific region and increased commercial activity in Europe over the last five years. The Asia-Pacific area is the largest steel production region, accounting for approximately 51% of the global market’s steel production value. Europe accounts for approximately 29.6% of the market value. The steel market in the Asia-Pacific region grew by 23.9% in 2005 to reach a value of $492.4 billion with a CAGR of 34.7% from 2001 to 2005. According to MEPS (International) Ltd., Asia, which is the largest contributor to the world steel production, maintains relatively low pricing compared with other areas.

The primary geographic market for our products is China, which is presently world’s largest producer and consumer of steel. The growth of the steel market in China has grown in tandem with the growth in overall economic activity in China, but the expansion rate of steel industry is well above the growth rate of the overall Chinese economy. Similar to the global steel market, the rate of growth in the Chinese steel market continues to increase, but at a decreasing rate due to oversupply in certain segments of the marketplace, particularly the low- and middle- grade segments. According to estimates provided by China’s Iron and Steel Association, China’s potential capacity in iron and steel production reached 470 million tons by the end of 2005, 120 million tons more than demand. The growth rate of steel production reached 28.35%, nearly 13 percentage points higher than that of demand.

Notwithstanding the oversupply trend in the low- and middle- grade steel segments, according to Citics China Securities Research, or “Citics,” the demand in China for high-end products which utilize steel and steel products as a component, such as the manufactured steel products produced by Sutor, still exceeds the supply in China. Total import of high-end steel products was more than 20 million metric tons in 2005 and the high-end steel products accounted for more than 80% of the total imports. Industry experts believe that 30-40% of the demand in China for high-end steel products, such as coated steel and cold-rolled thin steel strips, is satisfied by imports. In 2006, the Chinese government issued the industrial structure reform directive for controlling low-end production. We believe that this directive will have a positive impact on our business.

Like most marketplaces, there are various grades of products within the steel industry. We produce high-end steel products, which include HDG Steel, PPGI and other steel products, using a production technology that meets what are very often extreme size and quality requirements and specifications of our customers. Examples of low and medium grade steel products include as wire steel and steel bars whereas high-end steel products include silicon steel and coated steel, which is one of Sutor’s primary product offerings.

Coated steel is widely applied in many industries, including in the electrical household appliances marketplace, and in the architectural industry for items such as facades and exposed structural steel as well as in the automobile, medical products and bridge and highway construction industries in items such as steel decks, girders, stringers, light and signposts, guardrail and fencing. Generally speaking, the more developed the economy is, the larger the demand for high-end coated steel. Those modern industries which use high-end coated steel as raw materials, such as the electrical appliance industry and modern steel structure architecture industry, tend to grow along with increases in per capita disposable income.

Coated steel, especially high-end coated steel, is a major component for the parts and outer casings of high-end electric household appliances. The electrical household appliance industry in China has experienced double digit growth for the last several years. China is the world’s leading manufacturer and the largest market of electrical household appliances. As estimated by the PRC State Business Information Center, the total production value reached $50.6 billion in 2005, a 21.86% increase from 2004. A significant trend of the electric household appliance consumption is that the market share of the high-end and high value-added products are expanding. This trend contributed to the increase in demand for HDG Steel and PPGI, especially for high-end galvanized steel and PPGI in terms of quality and specifications. The air conditioner industry accounts for the largest demand for galvanized steel and PPGI with an annual consumption of 300,000 metric tons of galvanized steel and PPGI according to information provided by ChinaCCM.com.

In addition, China is a large architectural material manufacturer. Roughly 50% of China’s GDP is driven by fixed asset investment. Although the PRC government is intervening in the real estate industry, the contribution of fixed asset investment is still expected to be around 37% in the next five years. As a result, it is expected that the market for high-end construction steel will grow, which will result in a significant consumption of high-end coated steel. Coated steel, especially PPGI, has a large potential market in the architectural material industry. The architecture industry utilizes a large amount of coal steel products in various specs. The demand is trending toward greater requirements for thinner and more intensive products.

Several characteristics about the coated steel markets and production in China are noteworthy:

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Despite the over-expansion of low and medium-end coated steel production, the high-end coated steel products are under-supplied. According to Citics, the production of galvanized/prepainted steel accounts for only 2% of the total steel production in China, as compared to 7-8% in developed countries. Since 2001, although low and medium-end coated steel production capacities have over expanded and the total supply has outstripped demand, high-end coated steel products remain in short supply and rely, in a significant part, on imports. Since high-end coated steel products require advanced technology and capital-intensive equipment, most Chinese manufactures are not technically capable of producing high-end coated steel products.

As estimated by China CCM in 2005, China’s total production of galvanized steel reached 8.8 million metric tons and PPGI reached 1.8 million metric tons, representing a 50% increase from 2004. The estimated demand in China was roughly 12.5 million metric tons for galvanized steel and 2 million metric tons for PPGI in 2005. Although demand outstripped supply in the overall coated steel market, it was high-end coated steel products, not low-end coated steel products, which were under supplied. Nearly 30% of total consumption of high-end coated steel was imported from overseas producers.

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The cost steel market is highly fragmented and Eastern China is the largest geographic market in China.  There is no significant market leader in the Chinese coal steel industry. Most manufacturers are small-scale private companies operating with out-of-date equipment and technology. Large state-owned enterprises are the main manufacturers; however, only a few of them can produce high-end coated steel products. Eastern China, including Shanghai, Zhejiang Province and Jiangsu Province, is the largest galvanized steel and PPGI consumption region in China. Prices in Eastern China, to some extent, influence the national price level.

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There is increased market demand for galvanizing on hot-rolled steel. Technically, galvanizing could be applied on both cold-rolled steel and hot-rolled steel. However, almost all galvanized steels produced in China are currently galvanized on cold-rolled steel. With the development of economy in China, the market demand for galvanizing on hot-rolled steel increases. Due to high demand of production technology and considerable initial capital investment, there are currently only two major producers of galvanizing on hot-rolled steel in China — Bao Steel and Handan Steel.

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Barriers to entry. Due to the nature of the high-end steel products industry, there are significant barriers to entry for new players. The steel industry is capital-intensive. Companies in this industry must maintain large and advanced pieces of equipment which is used in the manufacturing process and which requires considerable initial investment, maintenance and repair expenses. For example, a 400,000 metric ton continuous galvanizing line on hot-rolled steel costs more than $16 million. In addition, due to concerns over the rapid expansion of low-end coating steel production and the resulted oversupply of low-end coating steel products, the Chinese government no longer encourages newly built small-scale galvanizing companies. In addition, manufacturing high-end steel products has high technology requirements. For example, even though the hot-dip galvanizing is a mature process, the high requirement of production technique and experienced engineers and technicians prevents many manufacturers from producing high-end steel products.

Our Products, Production Processes and Services

Our products can be applied to various industries, including the construction materials, electrical household appliances, equipment and medical instrument manufacturing and others. Our largest customers are operating in the electrical household appliance market and construction material industry.

In the steel manufacturing industry, products are available in a broad array of grades depending on the product specifications, the manufacturing process used to produce steel products, and the amount of finishing and quality of the raw materials used in the manufacturing process. Our current products include HDG of cold-rolled steel, PPGI and AP Steels. HDG of cold-rolled steel and PPGI are primarily manufactured by Changshu Huaye and our AP Steels products are part of a new product line of Jiangsu Cold-Rolled. We were certified ISO 9001:2000 for quality management system in 2005.

Current Products

Our HDG Steel Product Line

Using a technology called hot-dip galvanizing, Sutor produces HDG Steel in different dimensions and using different materials and specifications requested by our customers. HDG Steel is often used as a fundamental component in electrical household appliance and construction materials.

We produce not only common industrial specifications, but also extreme specifications that we believe only a few other large PRC state-owned steel manufacturers can produce. The following table compares our capabilities in this regard:

	Width (mm)	Thickness (mm)	Galvanized Layer Weight (g/m2)
Our Specification Scope	700-1250	0.18-1.5	70-280
Industrial Common Specification Scope	700-1250	0.3-1.2	100-180

We are also capable of manufacturing more extreme specs than described above. For instance, we are capable of producing 1300mm wide and 0.16mm thick HDG of cold-rolled steel. As a result, we maintain a competitive advantage in extreme specification technology in terms of thickness and the weight of the galvanized layer. We have the flexibility to adjust our production specifications to meet changes in market demand.

Currently, HDG of cold-rolled steel are manufactured by Changshu Huaye. Jiangsu Cold-Rolled plans to install a new HDG Steel production line which is expected to be completed by approximately December 2007. The addition of the new production line will significantly expand our production capacity of HDG of cold-rolled steel which will increase our designed production capacity from 200,000 ton per year to 600,000 ton per year.

Our PPGI Product Line

Our PPGI products are primarily manufactured by Changshu Huaye and are typically made to order based on customer specifications. Our PPGI products are used mostly in construction materials, and in the parts and outer casing of electronic household appliances. We produce our PPGI by color-coating on HDG of cold-rolled steel and then coating them in various colors, including ivory white, ocean blue, pink and any other colors according to customer requirements.

Our PPGI specification generally ranges from 700mm to 1250mm in width and from 0.2mm to 1.2mm in thickness. Due to market demand, PPGI Strip’s specification range is not as broad as that of HDG Steels. The largest composition for PPGI is 0.24mm-0.45mm in thickness and 1200mm in width.

Our PPGI color coated production line is equipped with modern baking and coating technology, which together with indirect heating, enhances the color coated layers adhesion to the galvanized zinc layer.

We currently self-supply approximately 30% of HDG of cold-rolled steel to our PPGI production. We have a stringent process in selecting suppliers to ensure our PPG Strip’s quality.

Our Acid Pickling or “AP Steel Product” Line

Jiangsu Cold-Rolled recently completed the construction of the AP Steel product line which went into operation in late August 2006. Acid pickling is a process that removes scales and oxides from the steel strip surface by pickling, cold rolling and annealing. Hot-rolled steel strips must be pickled before further processing. AP Steel products are used mostly as a raw material for cold-rolled steel strip, HDG Steel, as well as components of automobile and manufacturing equipment. Acid pickled steel strip is our intermediate product used for our production of HDG of hot-rolled steel and full-hard cold-rolled steel. We also sell a part of our AP Steels to the market. Our AP Steels come in several different dimensions and using different materials and different specifications.

Future Products

Once construction of Jiangsu Cold-Rolled is completed, we expect to manufacture and sell HDG of hot-rolled steel and cold-rolled steel strips.

HDG of hot-rolled steel

HDG of hot-rolled steel is produced by galvanizing directly on hot-rolled steel strips, using the hot-dip galvanizing technique. Our HDG of hot-rolled steel products are manufactured on the continuous hot-rolled/cold-rolled galvanizing line. We believe that production of HDG of hot-rolled steel is more cost-efficient than production of HDG of cold-rolled steel because production of HDG Steels occurs directly on hot-rolled steel and, therefore, avoids the procedure of cold rolling hot-rolled steel. However, these products are generally thicker than HDG of cold-rolled steel. The specification range is from 1.5mm to 4.5mm in terms of thickness.

Our HDG of hot-rolled steel production line is still under construction and we expect that this product line will enter the market in around December 2007.

Full-hard Cold-rolled Steel Strip

Cold-rolled steel strip is full-hard cold-rolled steel strip treated by an annealing process. It is a raw material used to produce HDG of cold-rolled steel. We will produce full-hard cold-rolled steel strips through a reverse cold rolling mill.

We plan to use a portion of the full-hard cold-rolled steel strips for our production of HDG of cold-rolled steel. The remaining will undergo the annealing process and be sold to the market. We expect that this product will start production in the beginning of 2007.

Our Integrated Production Processes

We integrate the production process from hot-rolled steel strips to our intermediate and final products. We utilize modern, progressive and automated production technology and our equipment setting combinations are strictly maintained. There are generally only 15 workers on continuous cold-rolled galvanizing line and 11 workers on the PPGI production line per shift. The chart below demonstrates our production process.

Our Products are High-Margin and High-End Products

In the steel industry chain, companies whose direct customers are the end users of products enjoy the highest profit margins. We operate in a relatively high margin and high-end section of the steel industry chain of distribution. In order to capitalize on higher margins, we are extending our business into the upper stream of the industry chain by adding the acid pickling production line and full-hard cold-roll steel strip production line. The chart below demonstrates our position in the steel industry value chain.

Our Customer Service

We are customer-focused and use an integrated, full service customer relationship approach, which includes sourcing, producing, customized processing, sales, distribution, and post-sales customer services.

We currently have long term relationships with three companies to provide customized logistic solutions for our customers. Approximately 70% of our products are transported through Daimeng Logistic Center and our sales agents.

We also provide customized processing services for our customers. Manufacturers of parts and outer casings for electric household appliances are our major clients, some of them demand preliminary processing services. We customize our products according to the specifications provided by our customers which helps them to avoid scrap.

Our Business Strategy

We are committed to providing high quality products, responsive service and competitive prices in the niche market of HDG Steel and PPGI. Our goal is to become the leading manufacturer of high-end HDG Steel and PPGI in China. Our principal business strategy including the following components:

Increase production capacity. We recently added AP Steels and expect to launch the full-hard cold-rolled steel strips in January 2007 and HDG of hot-rolled steel in approximately December 2007 and add another production line of HDG of cold-rolled steel. We plan to use a portion of the net proceeds raised in private placement transaction closed in February 2007 to expand our designed total production capacity from the 320,000 tons per year in 2006 to approximately 1.47 million tons per year by the end of 2007.

Improve production cost-efficiency and pursue the high margin customer market. We plan to continue to build relationships with our suppliers and distributors to secure competitive price and stable supply of raw materials. In addition, we intend to further expand our business to the upstream industries, such as the production of cold-rolled steel strip and acid pickled steel strip, so as to decrease the costs for our HDG steel and PPGI products and achieve a higher profit margin.

Expand direct sales to existing customers and active market to new customers. We plan to expand our sales network and strengthen the direct sales channel to enlarge our market share in both China and the international markets.

Strengthen our research and development efforts. We intend to continue strengthen our research and development capacities and provide high quality products and a wide spectrum of value-added services so as to further build up our brand in both Chinese and the international market.

Our Suppliers of Raw Materials

Our business depends on continuous access to reliable suppliers of various raw materials, principally steel coil, zinc oil paint and acid. We evaluate the quality of raw materials and do not compromise quality for lower prices. We source our raw materials from various suppliers and believe that our suppliers are sufficient to meet our present needs.

The primary raw material for our products is steel coil which accounts for approximately 90% of our total production cost. We purchase steel strips from Chinese companies, both state-owned enterprises and private companies. State-owned enterprises can ensure consistent large supply, but do not react quickly to the fluctuations in prevailing market prices. On the other hand, private companies normally react quickly to price changes, but are not as reliable as state-owned enterprises in term of providing consistent supply. By sourcing our raw materials from a combination of state-owned enterprises and private companies, we enjoy both reliable source of raw materials and competitive prices. We currently use partially our own produced HDG of cold-rolled steel for our production of PPGI, and purchase parts of HDG of cold-rolled steel.

Zinc is an important raw material for HDG of cold-rolled steel and accounts for approximately 6% of the total product costs of HDG Steel. We have established long-term relationships with several Chinese and Korean suppliers. We compare the prevailing domestic and Korean prices and choose the lower price. Zinc prices are the most volatile among those of all raw materials, whose prevailing prices are closely guided by the London Medal Exchange quotation. However, Zinc only accounts for approximately 6% of total costs and we generally are able to pass on increased cost to our customers.

Oil paint accounts for approximately 6.7% of the total production costs of the PPGI product line. Currently, Nippon Paint Co., Ltd. and Lanling Paint Co., Ltd. are our largest suppliers of oil paint. We are one of their largest customers and obtain what we believe are favorable pricing terms.

Our global sourcing network is designed to ensure the highest quality to price ratio of the raw materials we purchase. Sutor’s internal specialists collect Chinese domestic and global market information everyday and track domestic and global market price fluctuations closely, which allows us to react rapidly to any price change.

Currently, approximately 80% of our procurement is done through our affiliate, Shanghai Huaye. We have entered into a one year agreement with Shanghai Huaye and appointed Shanghai Huaye as our procurement agent. Under the agreement, Shanghai Huaye agreed to use its resources and best efforts to purchase raw materials for us at the lowest price possible. Shanghai Huaye also has the obligation to inform us the price, specifications and other material terms of the procurement agreement and must obtain our approval before signing a procurement agreement. Our arrangement with Shanghai Huaye helps us in receiving relatively lower purchase price from suppliers due to the stronger bargaining power of Shanghai Huaye. The table below provides information regarding our top 10 suppliers during the first six months of 2006.

Top 10 Suppliers (January - June, 2006)
(All amounts, other than percentages, in million of U.S. dollars)

Supplier	Raw Materials	Purchases**	Percentage of Total Material Costs
Shanghai Huaye*	Steel	$30.8	31.0%
Huaye Steel Fabrication*	Steel	23.7	23.9%
Jiangsu Dajiang Metal Material	Steel	9.8	9.8%
Inner Mongolia Steel	Steel	8.3	8.3%
Wuxi Haide Steel Fabrication*	Steel	6.2	6.2%
Shanghai Golden Torch	Zinc	4.4	4.4%
Zhejiang Longsheng Thin Steel Sheet	Steel	2.7	2.7%
Nantong Jiu Dian Tianye Trade Company	Zinc	1.8	1.8%
Zhejiang Wuchan International Trade	Steel	1.77	1.8%
Wenzhou Daziran Steel	Steel	1.5	1.5%
* Affiliates of Shanghai Huaye
** Calculated on the base that $1 = RMB 7.9168

Our Customers

Our main customers are manufacturers of electrical household appliances, construction steel suppliers and manufacturers of automobiles, ships, and other large equipment. Sales to manufacturers of electrical household appliances accounted for approximately 40% of our total sales of our HDG Steel and 20% of our total sales of PPGI products in 2006, respectively. Sales to manufacturers of construction materials accounted for approximately 30% of our total sales of HDG Steel products and 70% of our total sales of PPGI products in fiscal year 2006, respectively. We are often designated by end users as their primary supplier for their parts and outer casing manufacturers. For example, Meidi Electronics has designated us as the primary supplier of HDG Steel and PPGI for their products.

Approximately 76% of our sales were made through Shanghai Huaye and its affiliates in fiscal year 2006. We plan to expand our customized processing services and increase our direct sales to end customers, which will result in higher margins. We expect that sales through Shanghai Huaye will be reduced to approximately 30% of our total sale in the fiscal year of 2007.

Our Sales and Marketing Efforts

We are developing a diversified sales network which allows us to effectively market products and services to our customers. We sold approximately 30% of our products through our own sales and marketing department in fiscal year 2006 which consists of approximately 32 employees. We expect that our sales and marketing department will grow to approximately 40 employees to meet the marketing requirements when we launch our new product cold-rolled steel strips in the beginning of 2007.

In addition to sales efforts conducted directly by our internal sales team and other employees, we also use sales agents. We have relationships with 39 sales agents to sell our products, four of which have a direct contractual arrangement with us and the other 35 agents are affiliates of Shanghai Huaye.

In terms of geographic area, our sales network covers most provinces and regions in China. The biggest market for our products within China is eastern China which includes Shanghai, Zhejiang province and Jiangsu province.

Since September 2004, we have started exporting our products to Europe, the United States, South Africa, South Asia and Southeastern Asia. Sales revenues from exporting constituted more than 10% of our total sales revenue in the last fiscal quarter of 2006. Europe and the United States are our two largest markets outside of China, sales to these two areas constituted approximately 76.5% of our total export in the fourth fiscal quarter of 2006.

We have also been marketing and promoting our products through the following means:

Promotion in China

•	Advertising on industrial professional websites, major industrial journals, as well as outdoor advertising boards along the highways;
•	Hosting annual product promotion meeting with current and potential customers, in which we introduce our products and new improvements to the market;
•	Attending various exhibitions to improve our name recognition; and
•	Visiting our customers and collecting information regarding their needs.

Promotion in International Market

•	Visiting customer and conducting direct communication;
•	Mailing of our catalog, brochure and quotations to potential international customers;
•	Attend international industrial exhibitions;
•	Contacting overseas sales agencies to obtain customer information; and
•	Inviting potential importers to our company and conducting trial sales.

Our Competition and Our Market Position

Competition within the steel industry, both in China and worldwide, is intense. We compete with both large scale state-owned enterprises and smaller scale private companies. In addition, we also face competitions from international steel manufacturers.

Our current market share in China for HDG Steel and PPGI is approximately 1.5% and 2.8%, respectively, estimated based on our total sales in 2005. Eastern China is our biggest market in China and accounted for approximately 70% of our total sales in 2005. The demand of Eastern China accounts for approximately 20% of China’s total demand for HDG Steel and PPGI and we estimate that we have approximately 5% of the market share in Eastern China.

Even though the demand for steel finishing fabrication products has increased in recent years, due to the over expansion of the total production capacity of HDG Steel and PPGI, the increase of supply for low-end HDG steel and PPGI products has outpaced the increase of demand for such products. However, due to the high requirements for production technology and equipment, we believe that demand for high-end HDG Steel and PPGI market remains strong. Currently, only our company and a few large state-owned enterprises are capable of producing high-end HDG Steel and PPGI products in China.

Private steel product manufacturers in China generally focus on low-end products. Many of our competitors are much smaller than us and use older equipment and production techniques. In contrast, our products are aimed at the high-end markets so we attempt to manufacture them with superior quality and a broader range of specifications. We use advanced manufacturing equipment which we have purchased from developed countries, such as France and Italy, and employ engineers and researchers who are experienced with different production techniques. This allows us to provide broad array of products in terms of thickness, zinc layer weight and width of steel coil, which helps us target high-end customers who manufacturing specifications are extreme.

There are several state-owned steel manufacturers that produce products comparable to ours. As compared with those competitors, we differentiate ourselves by the following:

•	Providing customers with shorter lead times. We are able to guarantee lead times for urgent orders, even for very small ones, and can provide products in as short as one or two days;

•	Greater flexibility in sales arrangements. We are able to take orders as small as several tons;

•	We can operate more efficiently than our state-owned competitors and have lower total labor costs, therefore, lower product prices; and

•	We provide more customer oriented services.

We also compete with international steel product manufacturers in global market, such as Mitel Corporation and Posco Steel. As compared to our competitors in Europe, Korea and the United States, we believe we have lower production costs and can offer more competitive pricing. In addition, competitors in developing countries lag behind due to low product quality and limited product specification ranges. We began exporting our products in September 2004 and our products are now sold to Europe, the United States, Southeast Asia, and South Asia. In the last fiscal quarter of 2006, our sales through exports accounted for approximately 10% of our total sales and we expect that sales through exports will reach to approximately 15-25% of our total sales in the fiscal year of 2007.

Our operating subsidiaries Changshu Huaye and Jiangsu Cold-Rolled are both located in Changshu, which provides us a transportation cost advantage. Changshu is situated in the eastern coastal part of China, the largest market for coated steel products in China. In addition, our affiliate Shanghai Huaye has a logistic center in Changshu port, which provides us convenient and low cost transportation for both raw materials and finished products.

Our Research and Development

We believe that the development of new products and new technology is critical to our success. We are continuously working to improve the quality, efficiency and cost-effectiveness of our existing products and develop technology to expand the range of specifications of our products.

We have a strong research and development team which is led by Liuhua Guo who has more than 10 years of experience in the coated steel industry and worked as a deputy CTO for Bao Steel from 1998 to 2002. As of December 2006, we had approximately 40 employees devoted to research and development, all of them had at least a bachelor’s degree. Our research and development staffs have developed several production techniques which we believe improved our product quality and reduced our production costs.

Our Intellectual Property

We have filed a patent application for our production technique of 0.18mm-0.20mm HDG of cold-rolled steel with the Patent Office of the State Intellectual Property Office of China which is pending approval. The common specification range for HDG of cold-rolled steel is 0.23mm-1.5mm in thickness. 0.20mm is considered to be extremely thin for HDG Steel. With our technique, we are capable of producing 0.18mm thick HDG Steel through the general continuous galvanizing production line. We expect the patent application will be granted in the second half of 2007.

In August 2005, Shanghai Huaye agreed to transfer the trademark of “华烨” to Changshu Huaye without consideration. We have filed the application for such transfer with the Trademark office of the State Administration for Industry and Commerce of China and expect that the approval will be granted in the first half of 2007. If the approval is granted, we will have all the legal rights for such trademark, the term of which expires in March 2015.

All of our products are sold with the trademark of “华烨,” which is widely accepted by Chinese and international clients.

In addition, we have registered the following domain names: www.cshuaye.net, 华冶穼板.com, www.cshuaye.com, www.changshuhuaye.com, www.cshuaye.cn, and www.cshuaye.com.cn. www.cshuaye.com is the main domain we use.

All our key employees, especially engineers, have signed confidentiality and non-competition agreements with us. In addition, all our employees are obligated to protect our confidential information. Where appropriate for our business strategy, we will continue to take steps to protect our intellectual property rights.

Our Employees

As of December 2006, we employed approximately 278 full-time employees of which approximately 168 are employees of Changshu Huaye and 112 are employees of Jiangsu Cold-Rolled. Approximately 39% of our employees hold at least a bachelor’s degree.

Our Chinese subsidiary has trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees. We are required by Chinese law to make several mandatory contributions for our employees, including social pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, at an aggregated rate of 29.9% of the average monthly salary each month. As of the date of this current report, we are in material compliance with the applicable PRC employee law and regulations and have made the contribution as required by the applicable laws.

With the expansion of our business operations, we expect that the number of our employees will increase in the next 12 months.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, land use rights are granted for a period of up to 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We currently have land use rights to six parcels of land with approximately 356,152 square meters in aggregate, consisting of manufacturing facilities, offices buildings and land reserved for future expansion. All six parcels are located in Dongbang Town, Changshu, China. We have fully paid the land use fees.

We also own six buildings with approximately 53,301 square meters, one of which is located in the parcels of land we owned. We are in process of obtaining ownership certificate for two other buildings and expect to receive a certificate in March 2007. Some of our real property is subject to liens to secure certain bank loans.

We currently operate two manufacturing plants: Changshu Huaye and Jiangsu Cold-Rolled. Both are located in Dongbang Industrial park, Changshu, China. Changshu Huaye was established in January 2003 and started operation in June 2004. Changshu Huaye was designed to have a production capacity of 200,000 metric tons of HDG of cold-rolled steel and 120,000 metric tons of PPGI. Jiangsu Cold-Rolled was established in August 2003 and is still under construction. Its acid pickling production line started operation in August 2006. The cold-rolled steel production line will start operation in the beginning of 2007. The remaining production lines are still under construction.

In addition, our indirect subsidiary Dongbang Sewage also owns a sewage treatment facility which provides sewage treatment services to our subsidiaries, as well as other manufacturing plants and households in Dong Bang, Jiangsu.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Regulation

Because Sutor and its operating subsidiaries Changshu Huaye and Jiangsu Cold-Rolled are located in China, we are regulated by the national and local laws of PRC.

We must adhere to PRC’s environmental laws. Under the relevant PRC environmental laws, all manufacturing enterprises must submit an environmental impact report to the relevant environmental protection authority before starting production operations. In addition, manufacturing enterprises must engage professional environmental organizations to monitor and report on pollutants emission regularly. The main pollutants generated by Changshu Huaye and Jiangsu Cold-Rolled are sewage, waste gas, noise and solid waste. We have taken the necessary measures to control the discharge of these pollutants. In 2002, Changshu Environment Monitor Station issued a report that we have met the emission standards provided by the relevant PRC laws and regulations. As a result, the Changshu environmental protection Bureau granted us the certificate of legal emission in 2006. We are in material compliance with the PRC environmental laws and regulations as of December 2006.

In addition, all our products exported to the E.U. that are used as parts or components for certain electrical products must obtain a SGS Test report the EU ROHS Directive. We obtained the report in 2005.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

You should carefully consider the risks described below, which constitute all of the material risks facing us. If any of the following risks actually occur, our business could be harmed. You should also refer to the other information about us contained in this report, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

Our revenues are highly concentrated in a single customer and our business will be harmed if our customer reduces its orders from us.

Approximately 76% of our revenue came from Shanghai Huaye in fiscal year 2006, which acts for us in a procurement capacity and also as a distributor of our products. If we cease to do business with Shanghai Huaye at current levels and are unable to generate additional sales with new and existing customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

Our industry is highly fragmented and competitive, and increased competition could reduce our operating income.

The steel manufacturing and processing business is highly fragmented and competitive. We compete with a number of other steel manufacturers and processors in China, on a region-by-region basis, and with foreign steel manufacturers on a world wide basis. Our goal is to market our products to customers who demand the highest quality products and precision in the end product. Accordingly, we compete primarily on the precision and range of achievable tolerances, the quality of our products and the raw materials used in our products. We compete with companies of various sizes, some of which have more established brand names and relationships in certain markets we serve than we do. Increased competition could force us to lower our prices or offer services at a higher cost to us, which could reduce our operating income.

A downturn or negative changes in the highly volatile steel industry will harm our business and profitability

The steel industry as a whole is cyclical and pricing can be volatile as a result of general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. These macroeconomic factors have historically resulted in wide fluctuations in the steel industry both in China and globally. In our case, future economic downturns, stagnant economies or currency fluctuations in China or globally could decrease the demand for products or increase the amount of imports of steel into China, which could negatively impact our sales, margins and profitability.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our operations depend heavily on the availability of various raw materials and energy resources, including steel coil, zinc, oil paint, electricity and natural gas. Steel coil makes up approximately 90% of our total cost of sales. The availability of raw materials and energy resources may decrease and their prices may fluctuate greatly. We purchase a large portion of our raw materials from our affiliate, Shanghai Huaye, and we have long term relationships with several other suppliers. However, if Shanghai Huaye or any other important suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings. Additionally, certain of our supply contracts are for fixed prices. Although we currently benefit from favorable pricing in some of these supply contracts, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices, and our profit margins may suffer.

We may be unable to fund the substantial ongoing capital and maintenance expenditures that our operations require.

Our operations are capital intensive and our business strategy will require additional substantial capital investment. We require capital for building new production lines, acquiring new equipment, maintaining the condition of our existing equipment and complying with environmental laws and regulations, among other things. We anticipate that our capital expenditures for the two year period ending June 30, 2008 will aggregate approximately $48 million. We plan to fund our capital expenditures from operating cash flow and our credit facilities and may require additional debt or equity financing. We cannot assure you, however, that financing will be available or, if financing is available, it may result in increased interest and amortization expense, increased leverage, dilution and decreased income available to fund further expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we are unable to fund our capital requirements, we may be unable to implement our business plan, and our financial performance may suffer.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

Our manufacturing processes are extremely specialized and depend on critical pieces of equipment, such as air knife machines, welding tools and apparatus, color-coating machines, roll mills, ABB roll and tension knives. This machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay. On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. Although we have business interruption insurance, we cannot provide any assurance that the insurance will cover all losses that we experience as a result of the equipment failures. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

Our revenue will decrease if there is less demand for construction materials and electrical household appliances.

Our products mainly serve as key components in construction materials and are electrical household appliances. Therefore, we are subject to the general changes in economic conditions affecting the construction and household appliance segments of the economy. Demand for our products is typically affected by a number of economic factors, including, but not limited to, consumer interest rates, consumer confidence, retail trends, sales of existing homes, and the level of mortgage financing. If there is a decline in economic activity in China and the other markets in which we operate or a decrease of sales of construction materials and electrical householder appliances, demand for our products and our revenue will likewise decrease.

A decrease of any export subsidy from the Chinese government will adversely affect our profitability.

Our international sales have grown since we started exporting our products in 2004. Our products are now sold in Europe, the United States, South America, South Asia and Southeast Asia. In the last fiscal quarter of 2006, sales revenue from exports made up more than 10% of our total sales revenue. Currently, we receive export subsidies from the PRC government at a rate of 8%. It is possible that the Chinese government may lower or eliminate the subsidy in the future following the PRC’s entry into the WTO. Any reduction or elimination of our exports or the export subsidies for our products may harm our revenue and profitability.

Environmental regulations may result in substantial costs and limitations on our operations.

We are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit our operations and expose us to liability and penalties for non-compliance. While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

If our customers and/or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are widely applied in the manufacturing of many products, including electrical household appliances, medical instruments and large industrial equipment. Significant property damage, personal injuries and even death can result from malfunctioning products. If our products are not properly manufactured or installed and/or if people are injured as a result of our products, we could be subject to claims for damages based on theories of product liability and other legal theories in some jurisdictions in which our products are sold. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We do not have product liability insurance. The publicity surrounding these sorts of claims is also likely to damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our reputation, operating results and stockholder value.

We might fail to adequately protect our intellectual property and third parties may claim that our products infringe upon their intellectual property.

As part of our business strategy, we intend to accelerate our investment in new technologies in an effort to strengthen and differentiate our product portfolio and make our manufacturing processes more efficient. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. Currently, Sutor has one patent application pending. We expect to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. In either case, litigation could result in substantial costs and diversion of our resources, and whether or not we are ultimately successful, the litigation could hurt our business and financial condition.

Expansion of our business may strain our management and operational infrastructure and impede our ability to meet any increased demand for our steel finishing fabrication products.

Our business plan is to grow our operations in response to the anticipated growth in demand for existing products and by introducing new product offerings. Our subsidiary, Jiangsu Cold-Rolled, is presently under construction and we are building several new production lines which are expected to be put into operation over the next twelve months. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. Our business growth also presents numerous risks and challenges, including:

• our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;
• the costs associated with such growth, which are difficult to quantify, but could be significant; and
• rapid technological change.

To accommodate this growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage existing and additional employees. Funding may not be available in a sufficient amount or on favorable terms, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Guoxiang Ni, our Chief Executive Officer, Yongfei Jiang, our Chief Financial Officer and Liuhua Guo, our Chief Technology Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

Ms. Lifang Chen’s association with Shanghai Huaye could pose a conflict of interest.

Ms. Lifang Chen, our chairman of the board of directors and beneficial owner of 85.2% of our common stock, also beneficially owns 100% of Shanghai Huaye, which is a major distributor of our products and provider of our raw materials. As a result, conflicts of interest may arise from time to time. We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or “SOX 404”, the Securities and Exchange Commission or “SEC” adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2006. Accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending June 30, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA
Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented on September 8, 2006.

On September 8, 2006, the PRC Ministry of Commerce, or “MOFCOM,” together with several other government agencies, promulgated a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside of the PRC. Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the governmental agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Governmental approvals will have expiration dates by which a transaction must be completed and reported to the governmental agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government now can exert more control over the combination of two businesses. Accordingly, due to these new regulations, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulations allow PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulations also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulations may impede our ability to negotiate and complete a business combination transaction on financial terms which satisfy our investors and protect our stockholders’ economic interests and we may not be able to negotiate a business combination transaction on terms favorable to our stockholders.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Our strategy to procure steel supply is to diversify our suppliers both in the PRC and overseas. Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against Renminbi, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Ms. Lifang Chen, our Chairman, is the beneficial owner of approximately 85.2% of our outstanding voting securities. As a result, she possesses significant influence and can elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. Her ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of January 25, 2007, the closing price for our common stock was $0.80 per share and, therefore, it is designated a “penny stock.” As a “penny stock,” our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, or “Exchange Act”, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change- in-control.

Our Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Bronze Marketing is a holding company whose primary business operations are conducted through our direct wholly-owned subsidiary, Sutor Steel Technology Co., Ltd. and Sutor Steel Technology Co., Ltd.’s Chinese subsidiaries, Changshu Huaye and Jiangsu Cold-Rolled, each of which manufactures and sells steel finishing fabrication products. Until our acquisition of Sutor on February 1, 2007, our business strategy and ownership changed several times over the years as discussed in the section below entitled “Our Background and History.”

Our Background and History

Bronze Marketing was incorporated on May 1, 1997 in the State of Nevada, engaged in the artwork financing business from inception until 2002 and discontinued its active business operations as of December 31, 2002. In 2004, Bronze Marketing attempted to enter into a business combination transaction with the Hospitality Group which would have resulted in a change in control of Bronze Marketing, but the parties abandoned that transaction and the related transaction agreement terminated on October 1, 2004.

On November 3, 2006, Bronze Marketing, Inc. entered into a Preferred Stock Purchase Agreement with HFI, pursuant to which Bronze Marketing, Inc. sold to HFI 135,000 unregistered shares of its Series A Voting Convertible Preferred Stock for $425,000. HFI’s chairman Timothy P. Halter was appointed as the CEO, President and a director. As a result, HFI acquired approximately 90% voting control of Bronze Marketing, Inc. Each share of the Series A Voting Convertible Preferred Stock has 98 votes and is convertible into 98 shares of our common stock. We expect all Series A Voting Convertible Preferred Stock will be converted into our common stock immediately following the Amendment of the Articles in or about March 2007.

From December 31, 2002 until the reverse acquisition of Sutor on February 1, 2007, Bronze Marketing, Inc. engaged in no active business operations.

Background and History of Sutor and its Operating Subsidiaries

Sutor was incorporated in BVI in August 2006 and has two direct wholly owned subsidiaries: Changshu Huaye and Jiangsu Cold-Rolled, which were acquired from Shanghai Huaye and Hong Kong Huaye in November 2006. Changshu Huaye was incorporated in China as a foreign investment enterprise on January 17, 2003 with registered capital of $10 million. Jiangsu Cold-Rolled was incorporated in China on August 28, 2003 as a foreign investment enterprise with registered capital of $36 million. Changshu Huaye also owns 90% of Dongbang Sewage which was incorporated in January 2005 with registered capital of $625,000 (RMB5 million).

Acquisition of Sutor and Related Financing

On February 1, 2007, we completed a reverse acquisition of Sutor Steel Technology Co., Ltd. through a share exchange transaction whereby we issued to the stockholders of Sutor Steel Technology Co., Ltd. 323,380.52 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 32,338,052 shares of our common stock immediately following the Amendment to the Articles, in exchange for all of the issued and outstanding capital stock of Sutor Steel Technology Co., Ltd. Sutor Steel Technology Co., Ltd. thereby became our wholly owned subsidiary and the former stockholders of Sutor Steel Technology Co., Ltd. became our controlling stockholders.

Upon the closing of the reverse acquisition, our directors Thomas Kimble and Timothy P. Halter resigned from all offices of Bronze Marketing that they held which became effective immediately and also submitted letters of resignation from their positions as our directors. Thomas Kimble’s resignation as our director became effective immediately and Timothy P. Halter’s resignation will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Exchange Act, which information statement will be mailed out on or about February 2, 2007. Lifang Chen was appointed to be the chairman of the board of directors and our executive officers were replaced by the Sutor executive officers upon the closing of the reverse acquisition as indicated in more detail below.

On February 1, 2007, we also completed a private placement pursuant to which we issued and sold to certain accredited investors 39,473.68 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 3,947,368 shares of our common stock immediately following the Amendment to the Articles, for $12 million pursuant to a Securities Purchase Agreement dated February 1, 2007. We expect that all Series B Voting Convertible Preferred Stock, along with Series A Voting Convertible Preferred Stock, will be converted into our common stock immediately following the Amendment of the Articles as discussed above. We are under contractual obligation to register the shares of common stock issuable upon conversion of the Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock within a pre-defined period.

In connection with the private placement mentioned above, our majority stockholder, Ms. Lifang Chen, entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Ms. Chen agreed to certain “make good” provisions. In the make good escrow agreement, we established minimum after tax net income thresholds of $18.9 million for the fiscal year ending June 30, 2007 and $23.5 million for the fiscal year ending June 30, 2008. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or for the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock based upon a pre-defined formula agreed to between the investors and Ms. Chen. Ms. Chen deposited a total of 39,473.68 shares of our Series B Voting Convertible Preferred Stock, which are convertible into 3,947,368 shares of our common stock immediately following the Amendment of the Articles, into escrow with Wells Fargo Bank, National Association under the escrow agreement.

Because Bronze Marketing’s recent operations have been limited to the operations of Sutor, the discussion below of our performance is based upon the unaudited financial statements of Sutor as of and for the three-month periods ended September 30, 2006 and 2005 and the audited financial statements of Sutor for the years ended June 30, 2006, 2005 and 2004 included in this current report.

Industry Wide Factors that are Relevant to Our Business

Growth in the Chinese Economy. Management believes that the rapid growth of China’s economy, particularly the construction industry, will drive demand for our products. While concrete and stone-brick buildings currently constitute the majority of buildings in China, there have been increasing numbers of steel structure buildings constructed in recent years. With the continuing growth of the economy, the incoming Beijing Olympic Games in 2008 and the Shanghai World Exposition in 2010, management believes that there will be a large number of construction projects undertaken in China in the next a few years, which will stimulate the demand for our products.

Demand for high-end galvanized steel and PPGI products. Another important trend that has an effect on our financial condition is the current shortage of high-end galvanized steel and PPGI products. In 2005, roughly 30% of high-end galvanized steel products were imported into China. Since there are currently only a few producers of high-end galvanized steel and PPGI products in China, we anticipate that the shortage of supply in the galvanized steel and PPGI market will continue. In addition, due to the improvement of the standard of living in China, the demand for electrical household appliances and upscale architectural materials has soared in recent years. Since high-end galvanized steel and PPGI are major components for electrical household appliances, the need for galvanized steel and PPGI increases. We believe this trend will create an increasing demand for our products.

 Cyclicality. The steel industry is highly cyclical and affected significantly by general economic conditions and other factors, such as worldwide production capacity, fluctuations in imports and exports, fluctuations in metal purchase prices and tariffs. Processed steel prices are sensitive to a number of supply and demand factors. Recently, the global steel markets have been experiencing larger and more pronounced cyclical fluctuations, primarily driven by the substantial increase in Chinese production and consumption. This trend, combined with the upward pressure on costs of key inputs, mainly metals and energy, as well as transportation costs and logistics, presents an increasing uncertainties and challenge for steel producers on a worldwide basis. The key drivers for maintaining a competitive position and positive financial performance in this challenging environment continue to be product differentiation, customer service and cost reductions through improved efficiencies and economies of scale.

Regulatory Barriers to Entry. We believe that the regulatory measures imposed by the Chinese government in early 2004 will benefit us. In early 2004, the PRC government imposed several restrictions on investments in the steel industry. Among others, the PRC government now requires companies who wish to engage in the manufacture of galvanized steel to produce a minimum tonnage of steel before they can obtain the necessary business operation license. As a result of this regulation, it is hard to enter into the business in which we engage. We believe that these barriers to entry will prevent many companies from competing directly with us in the PRC steel industry and will have a positive impact on the sale of our products.

Consolidation in the Steel Industry. There has been significant consolidation in the global steel industry. Within the past few years, this consolidation has been led primarily by steel companies in the United States such as Mittal Steel, United States Steel Corporation, Nucor Corporation and Steel Dynamics, but consolidation is also taking place in Central and Eastern Europe as well as in China. The government of China has publicly stated that it expects consolidation of the Chinese steel industry and the top several producers in China to account for the majority of national production. Cross border consolidation has also occurred with the aim of achieving greater efficiency and economies of scale, particularly in response to the effective consolidation undertaken by raw material suppliers and consumers of steel products. Notwithstanding the general trend towards consolidation in the industry, we believe the HDG Steel and PPGI industry is still highly fragmented and has no apparent market leader which presents an opportunity for a fast growing company to become an industry leader.

Globalization of the Steel Industry. We believe that sales to international markets may represent an opportunity for us and plan to enhance our international sales efforts. We began to sell our products to overseas customers in September 2004 and our products are now sold to Europe, the United States, Southeast Asia, and South Asia. In the last fiscal quarter of 2006, our export sales accounted for approximately 10% of our total sales. We expect that sales through exports will reach to approximately 15-25% of our total sales in the fiscal year of 2007 if the global market continues to provide an attractive profit margin.

Uncertainties that Affect our Financial Condition

Upstream industrial policy adjustment. Due to concerns regarding over-investment in the iron and steel manufacturing industry, the PRC government is adjusting its policies and regulations in a manner which we believe might lead to a new wave of merger and acquisition of Chinese iron and steel manufacturers in the next few years. Since steel is our main raw material, consolidation of the iron and steel manufacturing industry will lead to fewer market participants and may lower our bargaining power in purchasing raw materials from them.

Intense competition from both state-owned manufacturers and multi-national companies. The high profit margin of the galvanized steel and PPGI industry has attracted more investments from state-owned iron and steel companies, which may lead to intensified competition. After China enters the WTO, there will be less protection for the iron and steel sector in the PRC. Many international iron and steel companies are entering China causing an international threat. In addition, our operating subsidiaries have limited operating history. Changshu Huaye went into production in 2004. Jiangsu Cold-Rolled’s first production line went into operation in the second half of 2006 and the other production lines are still under construction. Therefore, our operation is not yet large enough to achieve the economy of scale required to compete with some of large scale state-owned competitors, and it will take time to extend our manufacturing capacity to achieve economies of scale, which will lead to lower costs.

Reliance on Shanghai Huaye. At present, we rely heavily on Shanghai Huaye to sell our products and assist us in sourcing raw materials. Shanghai Huaye is a related party because Lifang Chen, our Chairman and a 85.2% owner of our stock also beneficially owns 100% of Shanghai Huaye. In fiscal year 2006, approximately 74% of our steel supply was procured through Shanghai Huaye and approximately 76% of our products were sold through Shanghai Huaye. Therefore, the performance of Shanghai Huaye has a big impact on our operating results. To mitigate this risk, we plan to diversify our sales channel by selling more products through other distributors and expect that sales to Shanghai Huaye will be reduced to approximately 30% of our total sales revenue in fiscal year 2007. We plan to continue using Shanghai Huaye to purchase a large portion of our raw materials in order to benefit from Shanghai Huaye’s stronger bargaining power.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenues and key components of our revenue for the period indicated in dollars.

All amounts, other than per share earnings and percentages, in thousands of U.S. dollars

	For the Three Months Ended		For the Years Ended
	September 30, 2006	September 30, 2005	June 30, 2006	June 30, 2005	June 30, 2004
Revenue:
Revenue	$20,103	$7,193	$45,942	$6,880	$-
Revenue from related parties	41,294	38,875	144,652	158,503	10,547
	61,397	46,068	190,594	165,383	10,547

Cost of Revenue:
Cost of revenue	17,063	7,045	35,080	5,761	-
Cost of revenue from related parties	39,498	34,292	139,576	141,090	10,041
	56,561	41,337	174,657	146,851	10,041

Gross Profit	4,837	4,731	15,938	18,531	506

Operating Expenses:
Selling	671	303	1,894	788	1
General and administrative	729	332	1,255	1,200	629
Total Operating Expenses	1,399	635	3,149	1,987	630

Income (Loss) from Operations	3,437	4,096	12,789	16,544	(124)

Other Income and Expense
Interest income	220	34	467	134	20
Other income	18	154	186	83	16
Other income from related parties	(4)	-	-	-	-
Interest expense	(264)	(310)	(924)	(993)	(375)
Other expense	-	(67)	(155)	(87)	(11)
Total Other Income (Expense)	(31)	(189)	(426)	(863)	(351)

Income Before Taxes and Minority Interest	3,407	3,906	12,363	15,681	(475)
Provision for income taxes	(391)	-	(859)	-	-
Minority interest in (income) loss of consolidated subsidiary	15	4	25	2	-
Net Income (Loss)	3,031	3,911	11,528	15,683	(475)

Net Income (Loss)	3,031	3,911	11,528	15,683	(475)
Foreign currency translation
adjustment	663	170	1,440	3	(16)
Comprehensive Income (Loss)	3,694	4,080	12,968	15,687	(491)

Basic Earnings (Loss) Per Share	N/A	N/A	N/A	N/A	N/A

Diluted Earnings (Loss) Per Share	$0.09	$0.12	$0.36	$0.48	$(0.01)

Weighted Average Shares Outstanding	32,338,052	32,338,052	32,338,052	32,338,052	32,338,052

	For the Three Months Ended		For the Years Ended
	September 30, 2006	September 30, 2005	June 30, 2006	June 30, 2005	June 30, 2004
Revenue:
Revenue	32.74%	15.61%	24.10%	4.16%	-
Revenue from related parties	67.26%	84.39%	75.90%	95.84%	100.00%
Total Revenue	100.00%	100.00%	100.00%	100.00%	100.00%

Cost of Revenue:
Cost of revenue	27.79%	15.29%	18.41%	3.48%	-
Cost of revenue from related parties	64.33%	74.44%	73.23%	85.31%	95.20%
	92.12%	89.73%	91.64%	88.79%	95.20%

Gross Profit	7.88%	10.27%	8.36%	11.21%	4.80%

Operating Expenses:
Selling	1.09%	0.66%	0.99%	0.48%	0.01%
General and administrative	1.19%	0.72%	0.66%	0.73%	5.97%
Total Operating Expenses	2.28%	1.38%	1.65%	1.20%	5.98%

Income (Loss) from Operations	5.60%	8.89%	6.71%	10.00%	-1.18%

Other Income and Expense
Interest income	0.36%	0.07%	0.25%	0.08%	0.19%
Other income	0.03%	0.33%	0.10%	0.05%	0.15%
Other income from related parties	-0.01%	-	-	-	-
Interest expense	-0.43%	-0.67%	-0.48%	-0.60%	-3.56%
Other expense	-	-0.15%	-0.08%	-0.05%	-0.10%
Total Other Income (Expense)	-0.05%	-0.41%	-0.22%	-0.52%	-3.32%

Income Before Taxes and Minority Interest	5.55%	8.48%	6.49%	9.48%	-4.50%
Provision for income taxes	-0.64%	-	-0.45%	-	-
Minority interest in (income) loss of consolidated subsidiary	0.02%	0.01%	0.01%	0.001%	-
Net Income (Loss)	4.94%	8.49%	6.05%	9.48%	-4.50%

Net Income (Loss)	4.94%	8.49%	6.05%	9.48%	-4.50%
Foreign currency translation
Adjustment	1.08%	0.37%	0.76%	0.002%	-0.15%
Comprehensive Income (Loss)	6.02%	8.86%	6.81%	9.49%	-4.65%

Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005

Revenue. Revenue increased $15.3 million, or 33.3% to $61.4 million for the three months ended September 30, 2006 from $46 million for the same period ended on September 30, 2005. This increase was mainly attributable to the increased market demands for our products, which resulted in an increased sales volume in the three months ended September 30, 2006. To accommodate the high market demand, our HDG Steel production line operated in excess of its designed manufacturing capacity during the three months ended September 30, 2006.

In terms of sales to related parties as compared to unrelated parties, our direct sales to unrelated parties for the three months ended September 30, 2006, increased 179.5% to $20.1 million from $7.2 million during the same period last year, mainly due to our increased efforts on direct marketing and sales.

We are planning to transfer the market channels from our related parties to us so that our direct sales to unrelated parties are expected to increase dramatically going forward.

Cost of Revenue. Our cost of revenue increased $15.2 million, or 36.8% to $56.6 million for the three months ended September 30, 2006 from $41.3 million during the same period in 2005. Such increase was primarily due to the increase of sales volume. The percentage of cost of revenue out of revenues increased to 92.1% during the three months ended September 30, 2006 from 89.7% in the same period last year, which leads to a decreased gross margin during the three months ended September 30, 2006. The decrease of gross margin was mainly due to a change in our pricing policy. In the three months ended September 30, 2005, most of our product prices were determined at the time of the delivery of products to our customers so our pricing was based on the then current raw material price rather than our actual raw material purchase cost. This pricing policy allows us to make a profit when the market price of raw materials exceeds our cost, but subjects us to loss when the price of raw materials is lower than our cost. The price of our raw materials increased throughout the three months ended September 30, 2005; as a result, our margins were unusually high due to the upward raw material price change. In order to mitigate the risk of raw material price fluctuation, during the three months ended September 30, 2006, a greater percentage of our product price was determined at the time when the order was placed, that is, our product prices were based on the actual raw material purchase price. Such a pricing policy change would allow us to achieve a more stable gross margin. In addition, in the first three months ended September 30, 2007, we sold one large batch of raw materials at the purchase price which increased our revenue, but lowered the gross margin.

Gross Profit. Our gross profit increased $0.11 million to $4.8 million for the three months ended September 30, 2006 from $4.7 million for the same period in 2005. Gross margin was 7.9% for the three-month period ended September 30, 2006, as compared to 10.3% during the same period in 2005 due to the reasons stated in the above paragraph.

General and Administrative Expenses. Our general and administrative expenses, consisting of depreciation and amortization expenses, salary, bad debt loss and administrative expenses, increased $ 0.4 million, or 119.5%, to $0.73 million for the three months ended September 30, 2006 from $0.33 million for the same period in 2005. As a percentage of revenues, general and administrative expenses increased to 1.2% for the three months ended September 30, 2006 from 0.72% for the same period in 2005. The percentage increase was mainly attributable to the increased costs incurred by our subsidiary Jiangsu Cold-Rolled. Jiangsu Cold-Rolled’s Acid Steel production line went into operation in August. Although Jiangsu Cold-Rolled did not generate any revenue in the three months ended September 30, 2006, it incurred extra costs in connection with hiring labor and other related costs.

Selling Expenses. Our selling expenses, consisting of sales team compensation, travel expenses, and distribution and freight expenses, increased $0.37 million to $0.67 million for the three months ended September 30, 2006 from $0.3 million for the same period in 2005. As a percentage of revenues, our selling expenses increased to 1.1% for the three months ended September 30, 2006 from 0.66% for the same period in 2005. The percentage increase was mainly due to the increase of transportation expenses associated with the increased unrelated parties’ sales in the three months ended September 30, 2006. Generally, when we sell our products to our affiliate Shanghai Huaye, Shanghai Huaye bears the transportation cost. In contrast, when we sell our products to unrelated third party, we bear the transportation cost and are able to charge a higher price which results in a higher profit margin.

Interest income/expenses. Our interest income increased $0.19 million to $0.22 million for the three months ended September 30, 2006 from $0.03 million for the same period in 2005. As a percentage of revenue, the interest income increased to 0.36% for the three months ended September 30, 2006 from 0.07% for the same period in 2005. The interest income generated by the discount deposit increased resulting from the increase in bankers’ acceptance bills. The interest expenses decreased $0.05 million to $0.26 million for the three months ended September 30, 2006 from $0.31 million for the same period in 2005. As a percentage of revenue, the interest expense decreased to 0.43% for the three months ended September 30, 2006 from 0.67% for the same period in 2005.

Income from Operations before Taxes and Minority Interest. Income from operations before taxes and minority interest decreased $0.5 million, or 12.8%, to $3.4 million during the three months ended September 30, 2006 from $3.9 million during the same period in 2005. Income from operations before taxes and minority interest as a percentage of revenues decreased to 5.6% during the three months ended September 30, 2006 from 8.5% during the same period in 2005. Such decrease was mainly attributable to the decline of gross margin and the increases of financial expenses, and general and administrative expenses.

Income Tax. Our Chinese subsidiary, Changshu Huaye, is subject to Chinese enterprises income tax (“EIT”) at a rate of 24% of the assessable profits. As approved by the local tax authority in the PRC, Changshu Huaye is entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three calendar years, commencing from the first cumulative profit-making year in the calendar of 2004. Accordingly, Changshu Huaye was exempt from EIT for the calendar year of 2004 and 2005 and was and will be subject to a tax rate of 12% for the calendar years 2006, 2007 and 2008. Our subsidiary Jiangsu Cold-Rolled is currently under construction and has not generated any income as of September 30, 2006. Once Jiangsu Cold-Rolled starts to make profits, it will enjoy the same two year full tax exemption, followed by 50% tax exemption for the next three years as discussed above.

We incurred income tax expense of $0.39 million during the three months ended September 30, 2006, all of which resulted from the operations of our subsidiary, Changshu Huaye, whose effective net income tax rate for the three months ended September 30, 2006 was 11%. We incurred no income tax during the same period last year due to the two-year tax exemption policy as discussed above.

Net Income. Net income decreased $0.88 million, or 22.5%, to approximately $3.0 million during the three months ended September 30, 2006 from $3.9 million during the same period in 2005, as a result of the factors described above.

Year Ended June 30, 2006 Compared to Year Ended June 30, 2005

Revenue. Revenue increased $25.2 million, or 15.2% to $190.6 million in fiscal year 2006 from $165.4 million in fiscal year 2005. This increase was mainly attributable to the increased market demands for our HDG Steel and PPGI products and the increase in export sales. Due to the high market demand, our HDG Steel production line is operating in excess of its designed manufacturing capacity in fiscal year 2006. Although the market prices declined in fiscal year 2006, the increase of our total sales volume more than offset the decrease of market prices.

Cost of Revenue. Our cost of revenue increased $27.8 million to $174.7 million in fiscal year 2006 from $146.9 million in fiscal year 2005. As a percentage of revenues, the cost of revenue increased to 91.6% in fiscal year 2006 from 88.8% in fiscal year 2005. The decrease of gross margin was mainly due to a change in our pricing policy. In fiscal year 2005, most of our product prices were determined at the time of the delivery of products, that is, our product prices were based on the then current raw material price rather than our actual raw material purchase prices. Such pricing policy allows us to make a profit when price of raw materials is in an increase trend, but subjects us to loss when the price of raw materials is in a decreasing trend. The price of our raw materials increased throughout fiscal year 2005, as a result, we made an unusual additional profit from such upward raw material price change in fiscal year 2005. In order to mitigate the risk of raw material price fluctuation, in fiscal year 2006, a greater percentage of our product prices were determined at the time when the order was placed, that is, our product prices were based on the actual raw material purchase price. Such a pricing policy change would allow us to achieve a more stable gross margin.

Gross Profit. Our gross profit decreased $2.6 million, or 14% to $15.9 million in fiscal year 2006 from $18.5 million in fiscal year 2005. Gross margin was 8.4% in fiscal year 2006, as compared to 11.2% in fiscal year 2005. Such decrease was due to the reasons described above.

General and Administrative Expenses. Our general and administrative expenses increased $0.06 million, or 4.6%, to $1.3 million in fiscal year 2006 from $1.2 million in fiscal year 2005. As a percentage of revenues, the general and administrative expenses decreased to 0.66% in fiscal year 2006 from 0.73% in fiscal year 2005. This percentage decrease was primarily attributable to more efficient controls of our general and administrative expenses.

Selling Expenses. Our selling expenses increased $1.1 million, or 140% to $1.9 million in fiscal year 2006 from $0.79 million in fiscal year 2005. As a percentage of revenues, our selling expenses increased to 0.99% in fiscal year 2006 from 0.48% in fiscal year 2005. This increase was primarily attributable to the increase of transportation fees resulted from the increased sales to non-related parties. Our related parties generally arranged the distribution by themselves.

Interest income/expenses. Our interest income increased $0.33 million to $0.47 million in fiscal year 2006 from $0.13 million in fiscal year 2005. As a percentage of revenue, the interest income increased to 0.25% for fiscal year 2006 from 0.08% for fiscal year 2005. The interest income generated by the discount deposit increased resulting from the increase in bankers’ acceptance bills. The interest expenses decreased $0.07 million to $0.92 million in fiscal year 2006 from $0.99 million in fiscal year 2005. As a percentage of revenue, the interest expense decreased to 0.48% for fiscal year 2006 from 0.6% for fiscal year 2005.

Income from Operations before Taxes and Minority Interest. Income from operations before taxes decreased $3.3 million, or 21.2%, to $12.4 million in fiscal year 2006 from $15.7 million in fiscal year 2005. Income from operations before taxes and minority interest as a percentage of revenues decreased to 6.5% in fiscal year 2006 from 9.5% in fiscal year 2005. Such percentage decrease was mainly attributable to the decline of gross margin and the increases of financial expenses, selling expenses and General and administrative expenses.

Income taxes. We incurred income taxes of $0.86 million in fiscal year 2006. We were 100% exempted from enterprise income tax in the full fiscal year 2005 and the first half of fiscal year 2006. For the second half of fiscal year 2006, our subsidiary Changshu Huaye enjoyed a 50% tax exemption and was subject to a tax rate of 12%.

Net income. Net income decreased $4.2 million, or 26.5%, to $11.5 million in fiscal year 2006 from $15.7 million in fiscal year 2005, as a result of the factors described above.

Year Ended June 30, 2005 Compared to Year Ended June 30, 2004

Revenue. Revenue increased $154.8 million to $165.4 million in fiscal year 2005 from $10.5 million in fiscal year 2004. This dramatic increase resulted from the fact that we only generated one month of revenue in fiscal 2004.

Cost of Revenue. Our cost of revenue increased $136.8 million to $146.9 million in fiscal year 2005 from $10 million in fiscal year 2004. This increase was mainly due to the increase of sales revenue. As a percentage of revenues, the cost of goods sold decreased to 88.8% in fiscal year 2005 from 95.2% in fiscal year 2004.

Gross Profit. Our gross profit increased $18 million to $18.5 million in fiscal year 2005 from $0.51 million in fiscal year 2004. Gross profit as a percentage of revenues was 11.2% in fiscal year 2005, as compared to 4.8% in fiscal year 2004. Such increase of gross margin was mainly attributable to our increased production capacity which enabled us to have a lower production costs.

General and Administrative Expenses. Our general and administrative expenses increased $0.57 million or 90.6%, to $1.2 million in fiscal year 2005. As a percentage of revenues, general and administrative expenses decreased to 0.73% in fiscal year 2005 from 6% in fiscal year 2004. This percentage decrease was attributable to a one-time organization expense associated with the construction of our subsidiary Changshu Huaye in fiscal year 2004.

Selling Expenses. Our selling expenses increased to $0.79 million in fiscal year 2005 from a trivial amount $921 in fiscal year 2004. As a percentage of revenues, our selling expenses increased to 0.48% in fiscal year 2005 from 0.01% in fiscal year 2004. This dollar and percentage increases were because in fiscal year 2004 our sales were all to related parties, which resulted in lower distribution and transportation costs.

Interest income/expenses. The interest income increased $0.11 million to $0.13 million in fiscal year 2005 from $0.02 million in fiscal year 2004. As a percentage of revenue, the interest income decreased to 0.08% in fiscal year 2005 from 0.19% in fiscal year 2004. The dollar increase is primarily a result of increase of the restricted cash. The interest expenses increased $0.62 million to $0.99 million in fiscal year 2005 from $0.38 million in fiscal year 2004. As a percentage of revenue, the interest expense decreased to 0.6% in fiscal year 2005 from 3.6% in fiscal year 2004. The dollar increase of interest expenses is mainly attributable to the different effective duration of bank loans. Specifically, only one quarter’s interest expenses occurred in fiscal year 2004, while 12 months’ interest expenses occurred in fiscal year 2005.

Income from Operations before Taxes and Minority Interest. Income from operations before taxes and minority interest was $15.7 million in fiscal year 2005, and the loss from operations before taxes and minority interest was $0.48 million in fiscal year 2004. Such increase was mainly attributable to the reasons as discussed above.

Income taxes. We were subject to enterprise income tax exemption in fiscal year 2005 and 2004, so there was no income tax incurred.

Net income. Net income was $15.7 million in fiscal year 2005, and the net loss was $0.48 million in fiscal year 2004. We only generated one-month revenue, but had a one-time organization expenses associated with construction of Changshu Huaye in fiscal year 2004. As a result, we had a net loss in 2004.

Liquidity and Capital Resources

As of June 30, 2006 and September 30, 2006, we had cash and cash equivalents of $ 6.5 million and $10.6 million, and restricted cash of $32.0 million and $27.4 million, respectively. The following table provides detailed information about our net cash flow for all financial statements periods presented in this current report.

Cash Flow
				Three Months Ended
	Years Ended June 30,			September 30,
	2004	2005	2006	2005	2006
	(In thousands)
Net cash provided by (used in) operating activities	$(2,081)	$10,291	$30,494	$25,172	$(10,140)
Net cash provided by (used in) investing activities	$(24,277)	$(23,238)	$(28,439)	$(18,003)	$1,495
Net cash provided by (used in) financing activities	$28,445	$10,855	$2,986	$(2,511)	$12,570
Net cash Flow	$2,087	$(2,092)	$5,040	$4,658	$3,925

Operating Activities:

Net cash used in operating activities was $10.1 million for the three month period ended September 30, 2006. The decrease of cash flows from operating activities was mainly due to the decrease in related party payables of $12.5 million and the increase in related party receivables of $8.5 million and the increase in inventory of $7.7 million. Such decrease was offset by the increase in advances from customers, and the decrease in accounts payable and advances to suppliers.

Net cash provided by operating activities was $30.5 million in fiscal year 2006, and the net cash provided by operating activities was $10.3 million in fiscal year 2005. The net cash was mainly provided by the increased sales and more efficient control of advances from customers and related party payables. During fiscal year 2006, although the accounts payable decreased by $5.4 million, such decrease was offset by the increase in related party payables of $10.6 million. During this period ,we requested more favorable terms on our advances from customers, which resulted in an increase in advances from customers of $7.1 million. In addition, the decrease in inventories of $4.2 million was partially contributed to our net cash provided by operating activities in fiscal year 2006.

Net cash provided by operating activities was $10.3 million in fiscal year 2005, while the net cash used in operating activities was $2 million in fiscal year 2004. Net cash was mainly provide by the increased sales, the increase in accounts payable, related party payables, advances from customers, and other payables and accrued expenses. During fiscal year 2005, our accounts payable increased by $7 million, and related party payable increased by $9.9 million. The increase was partially offset by the increase in inventory of $14.3 million. Meanwhile, our increase in advances to suppliers of $10.4 million was offset by the increased net income of $15.7 million.

Investing Activities:

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment, restricted cash pledged as deposit for bankers’ acceptance bills and purchase of land use rights.

Net cash provided by investing activities in the three month period ended September 30, 2006 was $1.5 million, which is an increase of $19.5 million from net cash used in investing activities of $18 million in the same period of 2005. In the three month period ended September 30, 2005, we spent over $10 million on equipment and facilities. In the same period of 2006, we only spent $3.3 million on equipment and facilities purchasing, which was offset by an increased restricted cash of $4.9 million. The increase of restricted cash is due to the increased amount of banker’s acceptance bills in the three month period of 2006.

Net cash used in investing activities in fiscal year 2006 was $28.4 million, while the net cash used in investing activities in fiscal year 2005 was $23.2 million. The net cash in fiscal year 2006 was primarily used in the acquisition of property, plant and equipment, and restricted cash pledged as deposit for bankers’ acceptance bills. During the fiscal year 2006, $19.0 million was used in the acquisition of equipment for Jiangsu Cold-Rolled Technology Co., Ltd. and $9.6 million was used as deposit for bankers’ acceptance bills.

Net cash used in investing activities in fiscal year 2005 was $23.2 million, while the net cash used in investing activities in fiscal year 2004 was $24.2 million. The net cash in fiscal year 2005 was primarily used as the deposit for bankers’ acceptance bills of $18.8 million, as well as in the acquisition of property, plant and equipment of $3.4 million and the purchases of land use right of $1.1 million.

Financing Activities:

Net cash provided by financing activities for the three month period ended September 30, 2006 totaled $12.6 million as compared to $2.5 million used in financing activities in the same period of 2005. The increased net cash in the three month period ended September 30, 2006 was mainly due to the increase in net notes payable of $11.1 million and a $1.5 million cash contribution from shareholders. The decreased net cash in the three month period ended September 30, 2005 is mainly due to the increased payments on notes payable of $2.5 million in excess of new notes issued.

Net cash provided by financing activities in fiscal year 2006 totaled $3 million, while the net cash provided by financing activities in fiscal year 2005 was $10.9 million. The net cash in fiscal year 2006 was provided by an increase in net notes payable of $7.2 million and this was offset by the payment on long-term debt of $6.2 million.

Net cash provided by financing activities in fiscal year 2005 totaled $10.9 million, while the net cash provided by financing activities in fiscal year 2004 was $28.4 million. The net cash in fiscal year 2005 was provided by an increase in net notes payable of $6 million and an increase in cash contributions from stockholders of $8.5 million, which two were partially offset by a decrease in net long-term debt of $3.6 million.

We believe that we maintain a good relationship with many banks. As of September 30, 2006, the amounts and maturity dates for our bank loans were as follows.

All amounts in millions of U.S. dollars

Banks	Amounts*	Maturity Date	Term of Loan
Bank of China	$2.53	March 12, 2007	1 year
Yan Gang Branch Industrial and Commercial Bank of China (ICBC)	$2.53	March 30, 2007	1 year
Yan Gang Branch ICBC	$1.25	May 18, 2007	351 days
China CITIC Bank	$2.53	July 10, 2007	1 year
China CITIC Bank	$0.64	November 10, 2006	92 days
Nan Tong Commercial Bank	$2.53	February 8, 2007	183 days
Agriculture Commercial Bank	$1.52	March 25, 2007	180 days
Agriculture Commercial Bank	$1.0	March 25, 2007	180 days
Agriculture Commercial Bank	$2.53	April 11, 2007	176 days
Changshu Commercial Bank	$2.53	October 28, 2006	3 years
Total	$19.59
* Calculated on the basis that $1 = RMB 7.9168.

On February 1, 2007, through a private placement, we raised $12 million in gross proceeds, which left us with approximately $11,088,000 million in net proceeds after the deduction of offering expenses in the amount of approximately $912,000. We plan to use part of the proceeds to build new production lines and purchase new equipments for the expansion of our production capacity. This financing resulted in an increase of our net cash flow and a decrease of our asset/liability ratio and financial risks.

Our material capital expenditure requirements for the remaining period of fiscal year 2007 are approximately $13 million, which will be used for the purposes of the updating and expansion of our production lines, equipment and facilities.  In addition, we expect that an additional $12.5 million of working capital will be needed to maintain our business operations in the next twelve months which will be raised through bank loans. We repaid a $642,937 bank loan which matured on November 10, 2006 and a $2.53 million long term bank loan which matured on October 28, 2006. In the coming 12 months, we have a $16.42 million in bank loans that will mature. We plan to replace these loans with new bank loans in approximately the same amount.

We believe that our currently available working capital after receiving the aggregate proceeds of Sutor’s capital raising activities, the credit facilities referred to above and the expected additional credit facility, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

Below is a table setting forth our payment obligations under our material contracts as of September 30, 2006 in millions of US dollars:

	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Short-Term Debt Obligations	35.95	35.95	N/A	N/A	N/A
Long-Term Debt Obligations	2.53	2.53	N/A	N/A	N/A

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Basis of Presentation and Translating Financial Statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of the operating subsidiaries in the PRC is the Chinese Yuan (Renminbi); however, the accompanying financial statements have been expressed in United States dollars. The accompanying consolidated balance sheets have been translated into United States dollars at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations have been translated using the average exchange rates prevailing during the periods of each statement.

•
Cash and Cash Equivalents. Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

•
Accounting Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

•
Revenue Recognition. We recognize revenues from the sale of products when they are realized and earned. We consider revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Revenues are not recognized until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied.

•
Trade Receivables and Allowance for Doubtful Account. Trade receivables are carried at original invoiced amounts less an allowance for doubtful accounts. As a result of trade receivables being collected subsequent to the balance sheet dates, allowances for doubtful accounts were not recorded.

•	Inventory. Inventories are stated at the lower of average cost or net realizable value.

•
Valuation of Long-lived Assets. The carrying values of our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections were to indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

•
Intangible Assets. Acquisition costs of patents, trademarks, licenses, techniques, formulas, land use rights and other intangible assets are capitalized and amortized using the straight-line method over their estimated useful lives. For those intangible assets, such as patents, with legal protection over a period, their useful life is the protected period. Others that do not have legal protection periods are amortized generally over 5 to 10 years. We do not capitalize internally generated intangible assets.

•	Advances to Suppliers and Advances from Customers. As is the common practice in the PRC, we will often pay advanced payments to suppliers for materials, or receive advance payments from customers.

•
Credit Risk. The carrying amounts of accounts receivable included in the consolidated balance sheets represent our exposure to credit risk in relation to its financial assets. No other financial assets carry a significant exposure to credit risk. We perform ongoing credit evaluations of each customer’s financial condition. Until, we maintained allowances for doubtful accounts and such allowances in the aggregate did not exceeded management’s estimations.

•
Recently Enacted Accounting Standard. On January 1, 2006, we adopted SFAS No. 151, Inventory Costs - An Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re- handling costs be recognized as current-period charges. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The effects of adoption of SFAS 151 were not material.

On January 1, 2006, we adopted FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which revises SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R also superseded APB 25, Accounting for Stock Issued to Employees, and amends SFAS No.95, Statement of Cash Flows. Under SFAS 123R share-based payments to employees, including the fair value of grants of employee stock options, are recognized in the income statement at their fair value, generally over the option vesting period. The effects of adoption of SFAS 123R were not material.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets—An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”). SFAS 153 eliminated the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The effects of adoption of SFAS 153 were not material.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The effects of adoption of SFAS 154 were not material.

In June 2005, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. The effects of adoption of EITF No. 05-6 were not material.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and related interpretations. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest- only strips and principal-only strips are not subject to recognition as liabilities. SFAS 155 eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for us for all financial instruments acquired or issued beginning January 1, 2007. The impact of adoption of this statement on our consolidated financial statements, if any, has not yet been determined.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (SFAS 140). SFAS 156 amends SFAS 140 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to use either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for us as of January 1, 2007. The impact of adoption of this statement on our consolidated financial statements, if any, has not yet been determined.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The impact of adoption of this interpretation on the Company's consolidated financial statements, if any, has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 is not expected to have a material impact on the Company's consol

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No.87, 88, 106, and 132(R) ("SFAS 158"). Under SFAS 158, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The effective date of the recognition and disclosure provisions for calendar-year public companies is for calendar years ending after December 15, 2006. The Company is currently evaluating the impact of this new standard but it is not expected to have a significant effect on the consolidated financial statements for the year ending June 30, 2007.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change; however, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically 12 months and interest rates are subject to change upon renewal. Since April 28, 2006, China People’s Bank has increased the interest rate of RMB bank loans with a term of 6 months or less by 0.18%, and loans with a term of 6 to 12 months by 0.27%. The new interest rates are 5.4% and 5.85% for RMB bank loans with a term 6 months or less and loans with a term of 6-12 months, respectively. The change in interest rates has no impact on our bank loans occurred before April 28, 2006. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at September 30, 2006 would decrease net income before provision for income taxes by approximately $0.05 million for the three months ended September 30, 2006. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in Renminbi. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of February 1, 2007 (i) by each person who is known by us to beneficially own more than 5% of any class of our voting stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Sutor Steel Technology Co., Ltd., No 8, Huaye Road, Dongbang Industrial Park Changshu, China, 215534.

		Shares Beneficially Owned[1]
Name & Address of Beneficial Owner	Office, If Any	Common Stock		Series A Voting Convertible Preferred Stock[2]		Series B Voting Convertible Preferred Stock[3]		% Total Voting Power[4]
		Shares	%	Shares	%	Shares	%
Officers and Directors
Lifang Chen[5]	Chairman	0	*	0	*	323,380.52	89.0%	85.2%
Guoxiang Ni	CEO and President	0	*	0	*	0	*	*
Yongfei Jiang	CFO, Treasurer and Secretary	0	*	0	*	0	*	*
Timothy P. Halter[6] 12890 Hill Top Road Argyle, TX 76226	Director	0	*	135,000	87.0%	0	*	3.5%
All Officers and Directors as a group (5 persons named above)		0	*	135,000	87.0%	323,380.52	89.0%	88.7%
5% Security Holder
Halter Financial Investments, L.P.[14] 12890 Hill Top Road Argyle, TX 76226		0	*	135,000	87.0%	0	*	3.5%
David Brigante[7] 12890 Hill Top Road Argyle, TX 76226		0	*	135,000	87.0%	0	*	3.5%
George Diamond[8] 12890 Hill Top Road Argyle, TX 76226		0	*	135,000	87.0%	0	*	3.5%
Marat Rosenberg[9] 12890 Hill Top Road Argyle, TX 76226		0	*	135,000	87.0%	0	*	3.5%
Jingshi Cai		0	*	9,452	6.1%	0	*	*
Thomas G. Kimble[10] 311 South Street, Suite 440 Salt Lake City, Utah 84111		450,000	30%	0	*	0	*	*
Lynn Dixon[11] 311 S. State, Suite 460 Salt Lake City, Utah 84111		400,000	27%	0	*	0	*	*
Heather Hamby[12] 311 S. State, Suite 460 Salt Lake City, Utah 84111		500,000	33%	0	*	0	*	*
Feng Gao[13]		0	*	0	*	323,380.52	89.0%	85.2%
Total Shares Owned by Persons Named above
		1,350,000	90%	114,452	93.1%	323,380.52	89.0%	88.7%
* Less than 1%

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2 Shares of Series A Voting Convertible Preferred Stock, which are convertible into shares of our common stock on the basis of one share of Series A Voting Convertible Preferred Stock for 98 shares of common stock. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as converted to common stock basis. Each share of Series A Preferred Stock is entitled to 98 votes per share whereas each share of common stock is entitled to one vote per share. It is expected that all Series A Voting Convertible Preferred Stock will be converted into our common stock immediately following the Amendment of the Articles.

3 Shares of Series B Voting Convertible Preferred Stock, which are currently convertible into shares of our common stock on the basis of one share of Series B Voting Convertible Preferred Stock for 1000 shares of common stock which will be adjusted to a conversion ratio of one share of Series B Voting Convertible Preferred Stock for 100 shares of common stock upon the effectiveness of our planned 1-for-10 reverse stock split. All Series B Voting Convertible Preferred Stock will be automatically converted into our common stock the first trading day following the Amendment of the Articles. Holders of Series B Voting Convertible Preferred Stock vote with the holders of common stock on all matters on an as converted to common stock basis.

4 Percentage total voting power represents voting power with respect to all shares of our common stock, Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock, as a single class.

5 Includes 190,794.51 shares of Series B Voting Convertible Preferred Stock owned by Feng Gao, Ms. Chen’s husband.

6 Shares are owned by Halter Financial Investments, L.P. of which TPH, L.P. is a limited partner of which TPH GP, LLC is the sole general partner of which Timothy P. Halter is the sole member. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

7 Shares are owned by Halter Financial Investments, L.P. of which Bellfield Capital, L.P. is a limited partner of which Bellfield Capital Management, LLC is the sole general partner of which David Brigante is the sole member. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

8 Shares are owned by Halter Financial Investments, L.P. of which Colhurst Capital, L.P. is a limited partner of which Colhurst Capital GP, LLC is the sole general partner of which George L. Diamond is the sole member. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

9 Shares are owned by Halter Financial Investments, L.P. of which Rivergreen Capital, L.L.C. is a limited partner of which Marat Rosenberg is the sole member. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

10 Thomas Kimble is our former officer and director. Beneficial and percentage ownership information is based on information contained in Form 3 filed with the SEC on April 11, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

11 Beneficial and percentage ownership information is based on information contained in Form 3 filed with the SEC on April 11, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

12 Heather Hamby is our former officer and director. Beneficial and percentage ownership information is based on information contained in Form 3 filed with the SEC on April 11, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

13 Includes 132,586.01 shares of Series B Voting Convertible Preferred Stock owned by Lifang Chen, Mr. Gao’s wife and our Chairman.

14 Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on November 6, 2006 by Bronze Marketing, Inc. on behalf of the reporting person.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Lifang Chen	34	Chairman

Guoxiang Ni	37	Chief Executive Officer and President

Yongfei Jiang	28	Chief Financial Officer, Treasurer and Secretary

Liuhua Guo	36	Chief Technology Officer

Timothy Halter	40	Director (1)

(1)  Former President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer prior to February 1, 2007 and current director until the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act.

Lifang Chen. Ms. Chen became our Chairman on February 1, 2007. She has been the Chairman of our subsidiary Sutor Steel Technology Co., Ltd. since August 2006. Since June 2001, Ms. Chen has also served as the Vice President of Shanghai Huaye. From September 1993 to May 2001, Ms. Chen served as the director of the civil administrative bureau of Xiaoshan District, Hangzhou city. She has extensive experience in enterprise management and received a doctorate degree in Business Management from Century University of America in 2004.

Guoxiang Ni. Mr. Ni became our CEO and President on February 1, 2007. He was the founder of Changshu Huaye and Jiangsu Cold-Rolled. He has been the CEO of Changshu Huaye and Jiangsu Cold-Rolled since 2003 and is responsible for Changshu Huaye and Jiangsu Cold-Rolled’s overall operation. From 1995 to 2002, Mr. Ni served as the Vice President of Shanghai Huaye where he was responsible for general management and operation. Before joining Shanghai Huaye, Mr. Ni worked as the Vice President of Hangzhou Qianjiang Textile Company where he was responsible for the management of production. Mr. Ni was awarded Suzhou Outstanding Enterpriser in 2006. He has a MBA from Hong Kong University of Science and Technology.

Yongfei Jiang. Mr. Jiang became our Chief Financial Officer, Treasurer and Secretary on February 1, 2007 and has been the Chief Financial Officer of Changshu Huaye since 2005. From 2002 to 2005, Mr. Jiang served as the finance manager of Guangzhou Huaye Trading Co., Ltd, a subsidiary of Shanghai Huaye where he was responsible for the financial and capital management. Between 1999 to 2002, Mr. Jiang worked as the finance manager at Zhejiang Guotai Seal Material Co. Ltd., an equipment manufacturer. Mr. Jiang has 8 years of experience in corporate accounting and finance. He has a MBA from Hong Kong Industrial and Commercial College.

Liuhua Guo. Mr. Guo became our Chief Technology Officer on February 1, 2007 and has served as the Chief Technology Officer of Changshu Huaye since 2002. Mr. Guo is responsible for the management of production and supervision of the construction of the production lines in Changshu Huaye. From 1998 to 2002, he worked as the Chief Engineer at Bao Steel Huangshi Galvanized Steel Strip Co., Ltd. where he was responsible for construction of production lines and technology development. Mr. Guo has worked as technique engineer of galvanized steel strip manufacturing companies since 1995. Mr. Guo published five articles in major academic periodicals in coating industry. He has a bachelors degree in engineering from Wuhan University of Science and Technology.

Timothy P. Halter. Mr. Halter has been our President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and director since November 2006. On February 1, 2007, Mr. Halter resigned from all offices he held with us. On the same date, Mr. Halter submitted his resignation as our director, which will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Exchange Act. Since 1995, Mr. Halter has been the President and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and is an officer and director of Nevstar Corporation., a Nevada corporation, Robcor Properties, Inc., a Nevada corporation, and Concept Ventures Corporation, a Nevada corporation.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

The board of directors is currently composed of two members Lifang Chen and Timothy P. Halter. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have an audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of our board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On January 31, 2007, our board of directors adopted a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The new code replaces our prior code of ethics that applied only to our principal executive officer, principal financial officer, principal accounting officer or controller and any person who performed similar functions, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.  A copy of the Code of Ethics is filed as Exhibit 14 to this current report.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Heather Hamby, Thomas G. Kimble, Timothy P. Halter, our former CEOs, and Guoxiang Ni, our Chief Executive Officer for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compe-nsation ($)	Awards		Payouts	All Other Compens-ation ($)
					Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)

Heather Hamby, President, CEO and CFO (1)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Thomas Kimble, President, CEO, CFO (2)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Timothy Halter, President, CEO and director (3)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Guoxiang Ni CEO (4)	2005	$6,250 (RMB 50,000)	$100,000 (RMB 800,000)	-	-	-	-	-
	2004	$6,250 (RMB 50,000)	$93,750 (RMB 750,000)	-	-	-	-	-
	2003	$6,250 (RMB 50,000)	$87,500 (RMB 700,000)	-	-	-	-	-

_____________________________

(1)	Heather Hamby resigned from all offices she held with Bronze Marketing on October 26, 2006.

(2)	Thomas Kimble resigned from all offices he held with Bronze Marketing on November 3, 2006.

(3)	Timothy P. Halter resigned from all offices he held with Bronze Marketing on February 1, 2007.

(4)
On February 1, 2007, Bronze Marketing acquired Sutor in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Ni became the Chief Executive Officer of Bronze Marketing. Prior to the effective date of the reverse acquisition, Mr. Ni served at Sutor as the CEO. The annual, long term and other compensation shown in this table include the amount Mr. Ni received from Sutor prior to the consummation of the reverse acquisition of Sutor Steel Technology Co., Ltd. by Bronze Marketing, Inc.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee. All decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a stock option plan or stock appreciation rights plan. No stock options or stock appreciation rights were awarded during the fiscal year ended June 30, 2006.

Employment Agreements

Our subsidiary Sutor Steel Technology Co., Ltd. has employment agreements with the following executive officers:

Guoxiang Ni, our CEO’s employment agreement became effective as of December 26, 2006. Mr. Ni is an employee-at-will and is receiving an annual salary at the range of $100,000 to $200,000 under the agreement.

Yongfei Jiang, our CFO’s employment agreement became effective as of December 26, 2006. Mr. Jiang is an employee-at-will and is receiving an annual salary at the range of $30,000 to $60,000 under the agreement.

Liuhua Guo, our CTO’s employment agreement became effective as of December 26, 2006. Mr. Guo is an employee-at-will and is receiving an annual salary at the range of $30,000 to $60,000 under the agreement.

Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 1, 2007, we consummated the transactions contemplated by a share exchange agreement between Bronze Marketing, Inc. and the owners of the issued and outstanding capital stock of Sutor Steel Technology Co., Ltd., including Lifang Chen, our Chairman. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Sutor Steel Technology Co., Ltd. in exchange for 323,380.52 shares of our Series B Voting Convertible Preferred Stock. As a result of this transaction, Ms. Chen became the beneficial owners of approximately 85.2% of our outstanding capital stock.

In November 2003, we issued 450,000 shares of our common stock to Thomas G. Kimble, our former CEO, as payment in full for cash advances and legal fees, in the amount of $112,500 at $0.25 per share.

Our Chinese subsidiaries sell to and purchase from Shanghai Huaye and its affiliates which are owned by Ms. Lifang Chen, our chairman and 85.2% beneficiary owner. Our Chinese subsidiaries conduct significant transactions with Shanghai Huaye and its affiliates, including 20 companies. As of September 30, 2006, June 30, 2006 and June 30, 2005, the net amounts due from these related parties were $8,516,739, $0 and $0, respectively. In addition, as of September 30, 2006, June 30, 2006 and June 30, 2005 the net amounts due to these related parties were $0, $12,522,684 and $1,896,733, respectively.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. In connection with our incorporation in 1997, the founders contributed $5,400 cash to initially capitalize Bronze Marketing in exchange for 900,000 shares of our common stock. In 1997, we sold 100,000 shares of common stock for $35,000, at a price of $0.35 per share, in reliance upon Rule 504 of Regulation D under the Securities Act. In 1999, we filed a registration statement on Form SB-2 (File No. 333-83351) for the distribution of 1,000,000 warrants with an exercise price of $1.00 per share and expiration date of June 30, 2002. No securities were ever sold pursuant to the offering. During December 1999, we sold 50,000 additional shares of our common stock for $17,500 at $0.35 per share. During November 2003, we issued 450,000 additional shares of our common stock as payment in full of outstanding legal fees incurred in connection with a proposed acquisition that was not consummated. This increased the total issued and outstanding common stock to 1,500,000 shares.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue shares of non-voting preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Series A Voting Convertible Preferred Stock

As of February 1, 2007, we have 155,122 shares of Series A Voting Convertible Preferred Stock issued and outstanding, which are owned by HFI, Heritage Management Consultants, Inc., Ye Zhong and Jingshi Cai. Each share of Series A Voting Convertible Preferred Stock is entitled to 98 votes and can be converted into 98 shares of our common stock. We expect that the 155,122 shares of Series A Voting Convertible Preferred Stock will be converted into 15,201,956 shares of our common stock and be reduced to 1,520,195.6 shares of common stock upon the effectiveness of a 1-for-10 reverse stock split which is expect to occur immediately following the Amendment of the Articles in or about March 2007. The issuance of preferred stock while providing desirable flexibility in connection with possible acquisitions and other corporate purposes could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series B Voting Convertible Preferred Stock

On February 1, 2007, in connection with the reverse acquisition of Sutor Steel Technology Co., Ltd., we issued 323,380.52 shares of our Series B Voting Convertible Preferred Stock to holders of capital stock of Sutor Steel Technology Co., Ltd. in exchange for all issued and outstanding share of capital stock of Sutor Steel Technology Co., Ltd. On February 1, 2007, we also completed a private placement pursuant to which we issued and sold to certain accredited investors 39,473.68 shares of our Series B Voting Convertible Preferred Stock for $12 million. As a result, on February 1, 2007, we have 362,854.20 shares of Series B Voting Convertible Preferred Stock issued and outstanding.

The shares of Series B Voting Convertible Preferred Stock vote on all matters together with all other classes of stock on an as-converted to common stock basis. Holders of Series B Convertible Preferred Stock have protective class voting veto rights on matters, such as business combination transactions, payment of dividends, the issuance of other classes of stock with senior rights, changes to our charter documents and stock redemptions. Shares of Series B Voting Convertible Stock have a senior liquidation payment preference in the event of a liquidation or sale of the company. Shares of Series B Voting Convertible Preferred Stock are convertible into common stock at the rate of 1000 shares of common stock for each share of Series B Voting Convertible Preferred Stock. Such conversion ratio will be adjusted by an anticipated 1-for-10 reverse stock split. Adjustments to the conversion ratio of the Series B Voting Convertible Preferred Stock are made upon events such as stock dividends, stock splits and recapitalizations.

Transfer Agent and Registrar

Our independent stock transfer agent is InterWest Transfer Company, located in Salt Lake City, Utah. Their mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “BNZE.OB,” but has not been traded in the Over-The-Counter market except on a limited and sporadic basis. The CUSIP number is 112444 10 4.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices (1)
	High	Low
Fiscal Year Ended June 30, 2007
1st Fiscal Quarter (7/1/06-9/30/06)	$0.60	$0.60
2nd Fiscal Quarter (10/1/06-12/31/06)	$2.75	$1.15
3rd Fiscal Quarter (through January 25, 2007)	$2.00	$0.80

Fiscal Year Ended June 30, 2006
1st Fiscal Quarter (7/1/05-9/30/05)	1.15	1.15
2nd Fiscal Quarter (10/1/05-12/31/05)	1.15	1.15
3rd Fiscal Quarter (1/1/06-3/31/06)	1.15	1.15
4th Fiscal Quarter (4/1/06-6/30/06)	1.15	0.60

Year Ended December 31, 2005
1st Fiscal Quarter (7/1/04-9/30/04)	1.15	1.10
2nd Fiscal Quarter (10/1/04-12/31/04)	1.15	1.15
3rd Fiscal Quarter (1/1/05-3/31/05)	1.15	1.15
4th Fiscal Quarter (4/1/05-6/30/05)	1.15	1.15

________________________

(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending June 30 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders as we deem appropriate. We intend to comply with the periodic reporting requirements of the Exchange Act.

Approximate Number of Holders of Our Common Stock

On January 25, 2007, there were approximately 20 stockholders of record of our common stock.

Dividends

Pursuant to the agreement with HFI, dated November 3, 2006, we paid a special cash dividend in the aggregate amount of $417,500, or $0.278333 per share, to holders of common stock outstanding on November 14, 2006. No dividend has been declared or paid to any holder of the Series A Voting Convertible Preferred Stock.

Other than the cash dividend described above, we have never declared or paid any cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

RESENT SALE OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On February 1, 2007, we issued 323,380.52 shares of our Series B Voting Convertible Preferred Stock to stockholders of Sutor Steel Technology Co., Ltd. The total consideration for these shares of our Series B Voting Convertible Preferred Stock is 50,000 shares of common stock of Sutor Steel Technology Co., Ltd., which is all the issued and outstanding capital stock of Sutor Steel Technology Co., Ltd. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of Sutor Steel Technology Co., Ltd. was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder.

On November 3, 2006, we issued 135,000 shares of Series A Voting Convertible Preferred Stock to HFI for a consideration of $425,000. Each share of Series A Voting Convertible Preferred Stock is entitled to 98 votes and can be converted into 98 shares of our common stock. On January 9, 2007, we issued 5,000, 5,670, and 9,452 shares of our Series A Voting Convertible Preferred Stock to Heritage Management Consultants, Inc., Ye Zong and Jingshi Cai, respectively, in consideration for the services received provided by them. The foregoing transfers were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On February 1, 2007, we also completed a private placement pursuant to which we issued and sold to certain accredited investors 39,473.68 shares of our Series B Voting Convertible Preferred Stock for $12 million pursuant to a Securities Purchase Agreement dated February 1, 2007. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

ITEM 4.01 CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On February 1, 2007, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C. as our independent auditor, effective upon the completion of the audit of financial statements of our holding company, Bronze Marketing, Inc. as of and for the fiscal year ended December 31, 2006 and the issuance of its report thereon. Upon the effective date of the dismissal, we will file a separate current report on Form 8-K to disclose the effectiveness of the dismissal in accordance with Item 304(a) of Regulation S-K. A copy of the letter from Pritchett, Siler & Hardy, P.C. addressing to the SEC will be also filed by us as Exhibit 16.1 to such current report on Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Sutor Steel Technology Co., Ltd. with Hansen, Barnett & Maxwell and appointed Hansen, Barnett & Maxwell as our independent auditor.

During our two most recent fiscal years (ended June 30, 2006 and 2005) and from July 1, 2006 to the date of this current report, we did not consult Hansen, Barnett & Maxwell with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Hansen, Barnett & Maxwell concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Sutor Steel Technology Co., Ltd., the former stockholders of Sutor Steel Technology Co., Ltd. (prior to the private placement transaction as described under Item 2.01) own 85.2% of the total outstanding shares of our capital stock and 85.2% total voting power of all our outstanding voting securities.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition, as of February 1, 2007 our directors Thomas Kimble and Timothy P. Halter resigned from all offices of Bronze Marketing that they held effective immediately. They also submitted letters of resignation from their positions as our directors. Thomas Kimble’s resignation as our director became effective immediately and Timothy P. Halter’s resignation will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Exchange Act, which information statement will be mailed out on or about February 2, 2007. The resignations of both Mr. Kimble and Mr. Halter are not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to both Mr. Kimble and Mr. Halter. Mr. Kimble and Mr. Halter have been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether they agree with the statements made by us in this report, and if not, stating the respects in which they do not agree. No such letter has been received by us.

On February 1, 2007 in connection with the closing of the reverse acquisition, Lifang Chen was appointed as our Chairman. Guoxiang Ni was appointed as our Chief Executive Officer and President. Yongfei Jiang was appointed as our Chief Financial Officer, Treasurer and Secretary. Liuhua Guo was appointed as our Chief Technology Officer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

We plan to amend our articles of incorporation to (i) increase the number of authorized shares of common stock, (ii) change our name to Sutor Technology Group Limited and (iii) effect a 1-for-10 reverse stock split. Such amendments are expected to become effective in or about March 2007.

The Board of the Directors approved on January 31, 2007 a change in our fiscal year end from December 31 to June 30. This change is being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the followings:

1. Unaudited consolidated financial statements of Sutor for the three months ended September 30, 2006 and 2005.

2. Audited consolidated financial statements of Sutor for the fiscal years ended June 30, 2006, 2005 and 2004.

(b) Pro forma financial information

Filed herewith is the unaudited pro forma condensed consolidated financial information of Bronze Marketing, Inc. and its subsidiaries for the requisite periods.

(d)  Exhibits

Exhibit No.	Description
2.1
Share Exchange Agreement, dated September 7, 2006, among the BTHC III, Inc., Sutor Steel Technology Co., Ltd. and its stockholders. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 8, 2006].

2.2	Amendment No. 1 to the Share Exchange Agreement, dated February 1, 2007, among the registrant, Sutor Steel Technology Co., Ltd. and its stockholders.
3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s quarterly report on Form 10Q-SB filed on November 3, 2006, in commission file number 333-83351].

3.2
Amended and Restated Bylaws of the registrant [Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form SB-2 filed on July 21, 1999, in commission file number 333-83351].

4.1	Certificate of Designation of Series B Voting Convertible Preferred Stock.
4.2	Form of Registration Rights Agreement, dated February 1, 2007.
10.1
Assignment Agreement, dated November 7, 2006, by and among the registrant, BTHC III, Inc., Sutor Steel Technology Co., Ltd. and its stockholders. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on November 8, 2006].

10.2	Form of the Securities Purchase Agreement, dated February 1, 2007.
10.3	Make Good Escrow Agreement, dated February 1, 2007, by and among the registrant, Roth Capital Partners, LLC, Ms. Lifang Chen and Wells Fargo Bank, National Association.
10.4	Closing Escrow Agreement, dated January 25, 2007, by and among the registrant, Roth Capital Partners, LLC and Thelen Reid Brown Raysman & Steiner LLP.
10.5
Equity Transfer Agreement, dated August 18, 2006, by and among Shanghai Huaye Iron & Steel Group Co., Ltd., Huaye (Hong Kong) International Group Limited and Sutor Steel Technology Co., Ltd. regarding the acquisition of Jiangsu Cold-Rolled Technology Co., Ltd.

10.6
Equity Transfer Agreement, dated August 18, 2006, by and among Shanghai Huaye Iron & Steel Group Co., Ltd., Huaye (Hong Kong) International Group Limited and Sutor Steel Technology Co., Ltd. regarding the acquisition of Changshu Huaye Steel Strip Co., Ltd.

10.7	Procurement Cooperation Frame Agreement, dated December 7, 2006, by and between Changshu Huaye Steel Strip Co., Ltd. and Shanghai Huaye Iron & Steel Group Co., Ltd.
10.8	Sales Cooperation Frame Agreement, dated December 7, 2006, by and between Changshu Huaye Steel Strip Co., Ltd. and Shanghai Huaye Iron & Steel Group Co., Ltd.
10.9
Notification Concerning Licensing the Brand Name of “Huaye” to Changshu Huaye Steel Strip Co., Ltd., dated August 15, 2005, from Shanghai Huaye Iron & Steel Group Co., Ltd. to Changshu Huaye Steel Strip Co., Ltd.

10.10	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Guoxiang Ni.
10.11	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Yongfei Jiang.
10.12	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Liuhua Guo.
10.13	Consulting Agreement, dated November 1, 2006, by and among Heritage Management Consultants, Inc., Sutor Steel Technology Co., Ltd. and HFG International, Limited.
10.14	Financial Advisory Agreement, dated July 3, 2006, by and among HFG International, Limited, Changshu Huaye Steel Strip Co., Ltd and Jiangsu Cold-Rolled Technology Co., Ltd.
10.15
Consulting Agreement, dated January 8, 2007, by and between the registrant and Heritage Management Consultants, Inc. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on January 9, 2007].

10.16
Consulting Agreement, dated January 8, 2007, by and between the registrant and Ye Zong [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on January 9, 2007].

10.17
Consulting Agreement, dated January 8, 2007, by and between the registrant and Jingshi Cai [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on January 9, 2007].

14	Amended and Restated Business Ethics Policy and Code of Conduct
21	Subsidiaries of the registrant
99.1	Press Release of Bronze Marketing, Inc., dated February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bronze Marketing, Inc.

Date: February 2, 2007

/s/ Guoxiang Ni
Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
2.1
Share Exchange Agreement, dated September 7, 2006, among the BTHC III, Inc., Sutor Steel Technology Co., Ltd. and its stockholders. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 8, 2006].

2.2	Amendment No. 1 to the Share Exchange Agreement, dated February 1, 2007, among the registrant, Sutor Steel Technology Co., Ltd. and its stockholders.
3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s quarterly report on Form 10Q-SB filed on November 3, 2006, in commission file number 333-83351].

3.2
Amended and Restated Bylaws of the registrant [Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form SB-2 filed on July 21, 1999, in commission file number 333-83351].

4.1	Certificate of Designation of Series B Voting Convertible Preferred Stock.
4.2	Form of Registration Rights Agreement, dated February 1, 2007.
10.1
Assignment Agreement, dated November 7, 2006, by and among the registrant, BTHC III, Inc., Sutor Steel Technology Co., Ltd. and its stockholders. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on November 8, 2006].

10.2	Form of the Securities Purchase Agreement, dated February 1, 2007.
10.3	Make Good Escrow Agreement, dated February 1, 2007, by and among the registrant, Roth Capital Partners, LLC, Ms. Lifang Chen and Wells Fargo Bank, National Association.
10.4	Closing Escrow Agreement, dated January 25, 2007, by and among the registrant, Roth Capital Partners, LLC and Thelen Reid Brown Raysman & Steiner LLP.
10.5
Equity Transfer Agreement, dated August 18, 2006, by and among Shanghai Huaye Iron & Steel Group Co., Ltd., Huaye (Hong Kong) International Group Limited and Sutor Steel Technology Co., Ltd. regarding the acquisition of Jiangsu Cold-Rolled Technology Co., Ltd.

10.6
Equity Transfer Agreement, dated August 18, 2006, by and among Shanghai Huaye Iron & Steel Group Co., Ltd., Huaye (Hong Kong) International Group Limited and Sutor Steel Technology Co., Ltd. regarding the acquisition of Changshu Huaye Steel Strip Co., Ltd.

10.7	Procurement Cooperation Frame Agreement, dated December 7, 2006, by and between Changshu Huaye Steel Strip Co., Ltd. and Shanghai Huaye Iron & Steel Group Co., Ltd.
10.8	Sales Cooperation Frame Agreement, dated December 7, 2006, by and between Changshu Huaye Steel Strip Co., Ltd. and Shanghai Huaye Iron & Steel Group Co., Ltd.
10.9
Notification Concerning Licensing the Brand Name of “Huaye” to Changshu Huaye Steel Strip Co., Ltd., dated August 15, 2005, from Shanghai Huaye Iron & Steel Group Co., Ltd. to Changshu Huaye Steel Strip Co., Ltd.

10.10	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Guoxiang Ni.
10.11	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Yongfei Jiang.
10.12	Employment Agreement, dated December 26, 2006, by and between Sutor Steel Technology Co., Ltd. and Liuhua Guo.
10.13	Consulting Agreement, dated November 1, 2006, by and among Heritage Management Consultants, Inc., Sutor Steel Technology Co., Ltd. and HFG International, Limited.
10.14	Financial Advisory Agreement, dated July 3, 2006, by and among HFG International, Limited, Changshu Huaye Steel Strip Co., Ltd and Jiangsu Cold-Rolled Technology Co., Ltd.
10.15
Consulting Agreement, dated January 8, 2007, by and between the registrant and Heritage Management Consultants, Inc. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on January 9, 2007].

10.16
Consulting Agreement, dated January 8, 2007, by and between the registrant and Ye Zong [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on January 9, 2007].

10.17
Consulting Agreement, dated January 8, 2007, by and between the registrant and Jingshi Cai [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on January 9, 2007].

14	Amended and Restated Business Ethics Policy and Code of Conduct
21	Subsidiaries of the registrant
99.1	Press Release of Bronze Marketing, Inc., dated February 2, 2007.

SUTOR STEEL TECHNOLOGY CO., LTD.
AND SUBSIDIARIES

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and June 30, 2006 and 2005	2

Consolidated Statements of Operations and Comprehensive Income for the Three Months Ended September 30, 2006 and 2005 (Unaudited) and for the Years Ended June 30, 2006, 2005 and 2004	3

Consolidated Statements of Stockholders’ Equity for the Years Ended June 30, 2004, 2005 and 2006 and for the Three Months Ended September 30, 2006 (Unaudited)	4

Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2006 and 2005 (Unaudited) and for the Years Ended June 30, 2006, 2005 and 2004	5

Notes to Consolidated Financial Statements	6

HANSEN, BARNETT& MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
Sutor Steel Technology Co., Ltd.

We have audited the accompanying consolidated balance sheets of Sutor Steel Technology Co., Ltd. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sutor Steel Technology Co., Ltd. and subsidiaries as of June 30, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
November 30, 2006, except for Note 1 regarding Bronze Marketing, Inc. and Note 10, as to which the date is February 1, 2007

1

SUTOR STEEL TECHNOLOGY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2006
	Pro Forma
	Stockholders'
	Equity	September 30,	June 30,
	(Note 1)	2006	2006	2005
ASSETS	(Unaudited)	(Unaudited)
Current Assets
Cash and cash equivalents		$10,604,617	$6,534,493	$1,558,396
Restricted cash		27,384,802	31,957,754	21,541,568
Trade accounts receivable, net of allowance for doubtful accounts of $2,548, $1,327 and $5,726 at September 30, 2006, and June 30, 2006 and 2005, respectively		41,509	769,619	66,035
Other receivables, net of allowance for doubtful accounts of $379, $0 and $11,422 at September 30, 2006 and June 30, 2006 and 2005, respectively		9,426	1,499	62,785
Advances to suppliers		6,773,788	10,940,577	10,917,155
Inventory		20,654,532	12,746,384	16,447,060
Notes receivable		31,579	70,243	-
Related party receivables		8,516,739	-	-
Total Current Assets		74,016,992	63,020,569	50,592,999

Property and Equipment, less accumulated depreciation of $4,153,160, $3,818,209 and $1,974,199 at September 30, 2006 and June 30, 2006 and 2005, respectively		42,668,836	39,237,346	21,323,741
Intangible Assets, less accumulated amortization of $140,741, $125,008 and $66,070 at September 30, 2006 and June 30, 2006 and 2005, respectively		2,911,731	2,706,372	2,669,628

TOTAL ASSETS		$119,597,559	$104,964,287	$74,586,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable		$8,951,399	$3,343,030	$8,524,985
Advances from customers		13,176,054	7,534,159	315,935
Other payables and accrued expenses		1,061,485	1,793,726	897,707
Short-term loans		35,947,605	24,515,948	16,692,077
Current portion of long-term debt		2,526,273	2,497,980	6,033,911
Related party payables		-	12,522,684	1,896,733
Total Current Liabilities		61,662,816	52,207,527	34,361,348

Long-Term Debt		-	-	2,413,564
Total Liabilities		61,662,816	52,207,527	36,774,912

Minority Interest in Net Assets of Subsidiary		20,171	35,405	58,115

Stockholders' Equity
Series A voting convertible preferred stock - $0.001 par value; 185,000 shares authorized; no shares outstanding	$-	-	-	-
Series B voting convertible preferred stock - $0.001 par value; 500,000 shares authorized; no shares outstanding pro forma and 323,380.52 shares at September 30, 2006 and June 30, 2006 and 2005, respectively; liquidation preference of none pro forma and $98,307,678 at September 30, 2006	-	26,136,097	24,586,097	22,586,429
Undesignated preferred stock - $0.001 par value; 315,000 shares authorized; no shares outstanding
Common stock - $0.001 par value; 500,000,000 shares authorized; 32,338,052 shares outstanding pro forma and none at September 30, 2006 and June 30, 2006 and 2005, respectively	32,338	-	-	-
Additional paid-in capital	26,103,759	-	-	-
Receivable from shareholders	(50,000)	(50,000)	-	-
Retained earnings	29,734,125	29,734,125	26,703,608	15,175,408
Other comprehensive income	2,094,350	2,094,350	1,431,650	(8,496)
Total Stockholders' Equity	$57,914,572	57,914,572	52,721,355	37,753,341

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY		$119,597,559	$104,964,287	$74,586,368

The accompanying notes are an integral part of the consolidated financial statements.

2

SUTOR STEEL TECHNOLOGY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Three Months Ended
	Ended September 30,		For the Years Ended June 30,
	2006	2005	2006	2005	2004
Revenue:	(Unaudited)	(Unaudited)
Revenue	$20,102,912	$7,193,142	$45,941,894	$6,879,559	$-
Revenue from related parties	41,294,271	38,875,188	144,652,445	158,502,970	10,547,226
	61,397,183	46,068,330	190,594,339	165,382,529	10,547,226

Cost of Revenue:
Cost of revenue	17,062,644	7,045,494	35,080,309	5,760,920	-
Cost of revenue from related parties	39,497,868	34,291,877	139,576,276	141,090,222	10,041,090
	56,560,512	41,337,371	174,656,585	146,851,142	10,041,090

Gross Profit	4,836,671	4,730,959	15,937,754	18,531,387	506,136

Operating Expenses:
Selling	670,717	303,384	1,894,452	787,756	921
General and administrative	728,680	331,974	1,254,613	1,199,578	629,306
Total Operating Expenses	1,399,397	635,358	3,149,065	1,987,334	630,227

Income (Loss) from Operations	3,437,274	4,095,601	12,788,689	16,544,053	(124,091)

Other Income and Expense
Interest income	219,620	34,456	467,443	133,850	20,176
Other income	17,633	154,159	185,664	82,992	15,715
Other expense from related parties	(4,242)	-	-	-	-
Interest expense	(263,525)	(310,492)	(923,673)	(993,192)	(375,329)
Other expense	(154)	(67,355)	(155,497)	(86,574)	(11,184)
Total Other Income (Expense)	(30,668)	(189,232)	(426,063)	(862,924)	(350,622)

Income Before Taxes and Minority Interest	3,406,606	3,906,369	12,362,626	15,681,129	(474,713)
Provision for income taxes	(390,671)	-	(858,940)	-	-
Minority interest in loss of
consolidated subsidiary	14,582	4,396	24,514	2,224	-
Net Income (Loss)	$3,030,517	$3,910,765	$11,528,200	$15,683,353	$(474,713)

Basic Earnings (Loss) per Common Share	n/a	n/a	n/a	n/a	n/a
Diluted Earnings (Loss) per Common Share	$0.09	$0.12	$0.36	$0.48	$(0.01)
Weighted-Average Basic Common Shares
Outstanding	-	-	-	-	-
Weighted-Average Diluted Common Shares
Outstanding	32,338,052	32,338,052	32,338,052	32,338,052	32,338,052

Net Income (Loss)	$3,030,517	$3,910,765	$11,528,200	$15,683,353	$(474,713)
Foreign currency translation
adjustment	662,700	169,649	1,440,146	3,458	(16,185)
Comprehensive Income (Loss)	$3,693,217	$4,080,414	$12,968,346	$15,686,811	$(490,898)

The accompanying notes are an integral part of the consolidated financial statements.

3

SUTOR STEEL TECHNOLOGY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2004, 2005 AND 2006 AND FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2006 (UNAUDITED)

					Other
	Series B Voting Convertible		Receivable	Retained	Comprehensive	Total
	Preferred Stock		from	Earnings	Income	Stockholders'
	Shares	Amount	Shareholders	(Deficit)	(Loss)	Equity
Balance, June 30, 2003	323,380.52	$8,423,447	$-	$(33,232)	$4,231	$8,394,446
Additional cash contribution, August	-	680,000	-	-	-	680,000
Additional cash contribution, September	-	4,145,508	-	-	-	4,145,508
Additional cash contribution, May	-	890,000	-	-	-	890,000
Net loss for the year	-	-	-	(474,713)	-	(474,713)
Foreign currency translation adjustment	-	-	-	-	(16,185)	62,134
Balance, June 30, 2004	323,380.52	14,138,955	-	(507,945)	(11,954)	13,619,056
Additional cash contribution, June	-	8,447,474	-	-	-	8,447,474
Net income for the year	-	-	-	15,683,353	-	15,683,353
Foreign currency translation adjustment	-	-	-	-	3,458	3,458
Balance, June 30, 2005	323,380.52	22,586,429	-	15,175,408	(8,496)	37,753,341
Additional cash contribution, December	-	1,999,668	-	-	-	1,999,668
Net income for the year	-	-	-	11,528,200		11,528,200
Foreign currency translation adjustment	-	-	-	-	1,440,146	1,440,146
Balance, June 30, 2006	323,380.52	24,586,097	-	26,703,608	1,431,650	52,721,355
Additional cash contribution, July
(unaudited)	-	1,500,000	-	-	-	1,500,000
Commitment for additional cash
contribution (unaudited)	-	50,000	(50,000)	-	-	-
Net income for the period (unaudited)	-	-	-	3,030,517		3,030,517
Foreign currency translation
adjustment (unaudited)	-	-	-	-	662,700	662,700
Balance, September 30, 2006 (Unaudited)	323,380.52	$26,136,097	$(50,000)	$29,734,125	$2,094,350	$57,914,572

The accompanying notes are an integral part of the consolidated financial statements.

4

SUTOR STEEL TECHNOLOGY CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	September 30,		For the Years Ended June 30,
	2006	2005	2006	2005	2004
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$3,030,517	$3,910,765	$11,528,200	$15,683,353	$(474,713)
Adjustments to reconcile net income (loss) to net
cash proivided by (used in) operating activities:
Depreciation and amortization	310,463	480,605	1,836,727	1,700,014	338,942
Minority interest in loss of consolidated subsidiary	(14,582)	(4,396)	(24,514)	(2,224)	-
Changes in current assets and liabilities:
Trade accounts receivable, net	731,256	9,713	(694,786)	(66,031)	-
Other receivables, net	(7,850)	2,577	62,895	(44,294)	(9,880)
Advances to suppliers	4,258,268	8,512,397	355,095	(10,426,388)	3,524,147
Inventories	(7,705,078)	4,700,940	4,236,357	(14,280,801)	(2,165,381)
Related party receivables	(8,516,739)	-	-	-	-
Accounts payable	5,528,388	(5,628,714)	(5,429,417)	7,046,486	1,478,038
Advances from customers	5,514,549	580,168	7,140,491	315,919	-
Other payables and accured expenses	(746,869)	(8,301)	856,622	443,324	454,289
Related party payables	(12,522,684)	12,616,529	10,625,951	9,921,668	(5,226,229)
Net Cash Provided by (Used in) Operating Activities	(10,140,361)	25,172,283	30,493,621	10,291,026	(2,080,787)

Cash Flows from Investing Activities:
Collection of notes receivable	39,162	-	(69,593)	-	-
Purchase of property, plant and equipment	(3,253,982)	(10,443,022)	(18,963,778)	(3,370,366)	(19,869,099)
Sale of property and equipment	-	-	167,530	-	-
Purchase of land use rights	(187,593)	-	-	(1,104,531)	(1,630,995)
Restricted cash	4,897,614	(7,560,016)	(9,573,358)	(18,763,509)	(2,776,910)
Net Cash Provided by (Used in) Investing Activities	1,495,201	(18,003,038)	(28,439,199)	(23,238,406)	(24,277,004)

Cash Flows from Financing Activities:
Issuance of notes payable	20,367,025	7,160,133	22,210,230	15,347,077	11,874,786
Payment on notes payable	(9,297,377)	(9,671,588)	(15,037,160)	(9,379,365)	(1,151,487)
Issuance of long-term debt	-	-	-	2,604,104	12,066,962
Payment on long-term debt	-	-	(6,187,169)	(6,224,267)	(60,335)
Cash contributions from stockholders	1,500,000	-	1,999,668	8,447,474	5,715,508
Cash contributions from minority shareholder	-	-	-	60,336	-
Net Cash Provided by Financing Activities	12,569,648	(2,511,455)	2,985,569	10,855,359	28,445,434

Effect of Exchange Rate Changes on Cash	145,636	(49,930)	(63,894)	1,602	(8,421)

Net increase (decrease) in cash and cash equivalents	4,070,124	4,607,860	4,976,097	(2,090,419)	2,079,222
Cash and cash equivalents at beginning of period	6,534,493	1,558,396	1,558,396	3,648,815	1,569,593
Cash and Cash Equivalents and End of Period	$10,604,617	$6,166,256	$6,534,493	$1,558,396	$3,648,815

Supplemental Cash Flow Information
Cash paid during the period for interest	$180,224	$85,024	$923,673	$993,192	$375,329
Cash paid during the period for income taxes	$711,112	$-	$156,991	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.
5

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

Organization and Basis of Presentation - On January 17, 2003, Changshu Huaye Steel Strip Co., Ltd. (“Changshu Huaye”) was organized under the laws of the People’s Republic of China (the “PRC”) and on August 28, 2003, Jiangsu Cold-Rolled Technology Co., Ltd. (“Jiangsu Cold-Rolled”) was organized under the laws of the PRC. Both were organized by Huaye (H.K.) International Group Company Limited (“Hong Kong Huaye”) and Shanghai Huaye Iron & Steel Co., Ltd., (“Shanghai Huaye”). Hong Kong Huaye and Shanghai Huaye are each owned 41% and 59%, respectively, by two individuals (the “Owners”). The accompanying consolidated financial statements present the combined assets, liabilities, equity transactions and operations of Changshu Huaye and Jiangsu Cold-Rolled for all periods presented.

On August 15, 2006, the Owners formed Sutor Steel Technology Co., Ltd. (“Sutor”) under the laws of the British Virgin Islands and agreed to purchase and were issued 50,000 shares of Sutor’s common stock (before the recapitalization described below) for $50,000. However, by November 13, 2006, the Owners had made capital contributions of cash in the amount of $21,059,950 instead of the $50,000 previously agreed upon. By November 13, 2006, Sutor had received a business license from the government of the PRC permitting the acquisition of Changshu Huaye and Jiangsu Cold-Rolled, and on November 13, 2006, Sutor acquired all of the outstanding ownership interest in Changshu Huaye and Jiangsu Cold-Rolled from Shanghai Huaye and Hong Kong Huaye in exchange for cash payments of $21,000,000.

The acquisition of Changshu Huaye and Jiangsu Cold-Rolled by Sutor was the transfer of net assets in exchange for common stock between entities under common control and the assets and liabilities transferred remained at their historical carrying amounts at the date of transfer. The reorganization of Changshu Huaye and Jiangsu Cold-Rolled into Sutor was accounted for as a recapitalization of Changshu Huaye and Jiangsu Cold-Rolled in a manner similar to a stock split and the accompanying consolidated financial statements have been restated to reflect the 50,000 shares of common stock issued to the Owners as outstanding for all periods presented (before the recapitalization described below). The $21,059,950 received from the Owners and the $21,000,000 cash payments made to Shanghai Huaye and Hong Kong Huaye were recognized as capital contributions and capital distributions, respectively, on the date they occurred.

On November 7, 2006, Bronze Marketing, Inc., a Nevada corporation, (“Bronze”) entered into an assignment agreement with BTHC III, Inc., an unrelated third-party, Sutor and the Sutor shareholders (the Owners), whereby Bronze assumed all rights and obligations pursuant to a Share Exchange Agreement dated September 7, 2006. On February 1, 2007, the Exchange Agreement, as amended, (the “Exchange Agreement”) was consummated and Bronze acquired 100% of the equity interest of Sutor from the Sutor shareholders in exchange for the issuance of 323,380.52 shares of Series B voting convertible preferred stock and the Sutor shareholders received a majority of the voting equity interests of Bronze. The reorganization of Sutor into Bronze under the Exchange Agreement was accounted for as the recapitalization of Sutor at historical cost. The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the 323,380.52 shares of Bronze’s Series B voting convertible preferred stock issued to the Owners as outstanding for all periods presented.

On January 31, 2007, a majority of the Bronze shareholders approved an amendment to the Bronze articles of incorporation to change its name to Sutor Technology Group Limited, to effect a 1-for-10 reverse stock split of the common stock outstanding, and to increase the authorized common stock from 100,000,000 shares to 500,000,000 shares. The amendment to the articles of incorporation has been authorized and will become effective after the filing of an information statement by Bronze with the Securities and Exchange Commission, the expiration of a 20-day waiting period prescribed under applicable federal securities law and the filing of the amendment to the articles of incorporation with the Nevada Secretary of State’s office. Based upon the shareholders’ authorization to amend the articles of incorporation, the Series B voting convertible preferred stock has a stated value of $304 per share and is convertible into common stock at $3.04 per share, or at the rate of 100 shares of common stock for each share of Series B voting convertible preferred stock converted. Upon effectiveness of the amendment to the articles of incorporation, the 323,588.52 shares of Series B voting convertible preferred stock will be automatically converted on a 100-for-1 basis into 32,338,052 shares of common stock.

6

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

Unaudited Pro Forma Stockholders’ Equity - The unaudited pro forma stockholders’ equity at September 30, 2006 presented in the accompanying consolidated balance sheets has been prepared to show the effects of the automatic conversion of the Series B voting convertible preferred stock into common stockas though the conversion had occurred on September 30, 2006, under the terms of conversion described above.

Nature of Operations - The operations of Changshu Huaye are located in the PRC. Changshu Huaye manufactures hot-dip galvanized steel and pre-plated galvanized steel. In addition, Changshu Huaye owns a 90% interest in a consolidated subsidiary, Changshu Dongbang Sewage Disposal Co., Ltd. which is also located in the PRC. As of June 30, 2006 approximately 94% of Changshu Huaye’s revenue is derived from sales within the PRC. A significant portion of the purchases and revenues of Changshu Huaye consist of transactions between Shanghai Huaye and its subsidiaries. Changshu Huaye is a subsidiary of Shanghai Huaye.

The operations of Jiangsu Cold-Rolled are also located in the PRC. To date, Jiangsu Cold-Rolled has not had significant revenue. Jiangsu Cold-Rolled operates several production lines that refine into products such as cold-rolled steel, galvanized steel and acid pickled steel through the use of various high-technology machines.

Interim Unaudited Financial Statements - The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries at September 30, 2006 and for the three months ended September 30, 2006 and 2005 reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the consolidated financial position and results of operations of the Company for the periods presented. Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying consolidated financial statements have been expressed in United States Dollars (“USD”). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

Principles of Consolidation - The operations of Changshu Huaye and Jiangsu Cold-Rolled have been included for all periods presented. The accompanied consolidated financial statements reflect the accounts and transactions of Sutor since its formation on August 15, 2006, except for the issuance of its common stock which has been reflected on a retroactive basis. All significant inter-company accounts and transactions have been eliminated in consolidation.

 Accounting Estimates - The preparation of financial statements in conformity with Generally Accepted Accounting Principals in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

Restricted Cash - The Company has entered into agreements to pay suppliers, which require the Company to maintain secured cash balances. These secured cash balances are presented in the consolidated balance sheets as restricted cash.

7

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

Fair Values of Financial Instruments - The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, notes receivable, receivable from related parties, accounts payable, short-term notes payable, other payables and accrued expenses, advances from customers, long- term debt, and amounts due to related parties approximate fair value because of the immediate or short-term maturity of these financial instruments.

Credit Risk - The carrying amounts of trade accounts receivable and other non-trade receivables included in the consolidated balance sheets represent the Company’s exposure to credit risk in relation to its financial assets. The Company performs ongoing credit evaluations of each customer’s financial condition. The Company maintains allowances for doubtful accounts and such allowances in the aggregate did not exceeded management’s estimations.

Trade Accounts, Other Receivables and Allowance for Doubtful Accounts - Trade accounts receivables and other receivables are carried at original invoiced amounts less an allowance for doubtful accounts.

Inventory - Inventories are valued at the lower of cost or market, with cost computed on a first-in-first-out basis.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections were to indicate that the carrying value of the long-lived asset will not be recovered, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are recognized in income. Interest is capitalized on significant construction projects.

Intangible Assets - Acquisition costs of land use rights are capitalized and amortized using the straight-line method over their estimated useful lives.

Advances to Suppliers and from Customers - The Company, as is common practice in the PRC, will often make advance payments to its suppliers for materials, or receive advance payments from its customers. The Company made advances to its suppliers in the amount of $6,773,778, $10,940,577 and $10,917,155 as of September 30, 2006, June 30, 2006 and 2005, respectively. The Company also had advances from its customers in the amount of $13,176,054, $7,534,159 and $315,935 as of September 30, 2006, June 30, 2006 and 2005, respectively.

Revenue Recognition - The Company recognizes revenues from the sale of products when they are realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Revenues are not recognized until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied.

Cost of Revenue - Cost of products sold includes wages, materials, handling charges, and other expenses associated with the manufacture and delivery of product.

Shipping and Handling Costs - Shipping and handling costs are billed to customers and are recorded as revenue and the associated costs are included in cost of revenues.

Retirement Benefit Plans - The Company contributes to various employee retirement benefit plans organized by the various provincial governments in the PRC. Monthly contributions are made at rates prescribed by the provincial governments and the provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of the Company. Contributions to these plans are charged to expense as incurred.

8

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

Basic and Diluted Earnings (loss) per Common Share - The computation of basic earnings (loss) per common share would be based on the weighted-average number of common shares outstanding during each period presented. On the basis of the restatement of the consolidated financial statements for the effects of issuance of the Bronze Marketing, Inc. Series B voting convertible preferred stock as described in Note 1, no common shares were outstanding for any period presented and the calculation of basic earnings (loss) per common share is not applicable. The Series B voting convertible preferred stock is convertible into 32,338,052 shares of common stock. Diluted earnings (loss) per common share are calculated by dividing net income (loss) by the weighted-average number of potential shares of common stock issuable upon conversion of the Series B voting convertible preferred stock during each period.

Comprehensive Income - Other comprehensive income presented in the accompanying consolidated financial statements consists of foreign currency translation adjustments.

Recent Accounting Pronouncements - In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and related interpretations. SFAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to recognition as liabilities. SFAS 155 eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for the Company for all financial instruments acquired or issued beginning July 1, 2007. The impact of adoption of this statement on the Company’s consolidated financial statements, if any, has not yet been determined.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (SFAS 156). SFAS 156 amends SFAS 140 and requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to use either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for the Company as of July 1, 2007. The impact of adoption of this statement on the Company’s consolidated financial statements, if any, has not yet been determined.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The impact of adoption of this interpretation on the Company’s consolidated financial statements, if any, has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 will be applied prospectively and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”).  Under SFAS 158, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets.  The effective date of the recognition and disclosure provisions for calendar-year public companies is for calendar years ending after December 15, 2006.  The Company is currently evaluating the impact of this new standard but it is not expected to have a significant effect on the consolidated financial statements for the year ending June 30, 2007.

9

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 3 - INVENTORY

Inventory consisted of the following:

	September 30,	June 30,
	2006	2006	2005
Raw materials	$7,194,070	$9,374,924	$11,398,202
Finished goods	13,460,462	3,371,460	5,048,858
Total Inventory	$20,654,532	$12,746,384	$16,447,060

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30,	June 30,
	2006	2006	2005
Buildings and plant	$10,266,153	$10,139,420	$8,803,761
Machinery	13,078,954	13,425,924	13,078,329
Office and other equipment	4,598,903	755,622	489,032
Vehicles	143,174	139,784	299,582
Construction in process	18,734,812	18,594,805	627,236
Total	46,821,996	43,055,554	23,297,940
Less Accumulated depreciation	(4,153,160)	(3,818,209)	(1,974,199)
Net property, plant and equipment	$42,668,836	$39,237,346	$21,323,741

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, as follows:

Life
Buildings and plant	20 years
Machine	10 years
Office and other equipment	5 years
Vehicles	5 years

Depreciation expense for the three months ended September 30, 2006 and 2005 was $294,730 and $447,221, respectively. Depreciation expense for the years ended June 30, 2006, 2005 and 2004, was $1,777,788, $1,665,692 and $317,194, respectively.

NOTE 5 - INTANGIBLE ASSETS

The Company’s intangible assets consist of several land use rights, which are amortized over the 50-year life of those rights. Amortization expense for the three months ended September 30, 2006 and 2005 was $15,733 and $33,384, respectively. Amortization expense for the years ended June 30, 2006, 2005, and 2004, was $58,939, $44,322 and $21,748, respectively. Intangible information by segment is presented below:

10

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

	Steel Coating	Cold Rolled
As of September 30, 2006	and Plating	Steel Production	Total
Gross Carrying Amount	$1,992,712	$1,059,760	$3,052,472
Accumulated Amortization	(108,365)	(32,376)	(140,741)

	Steel Coating	Cold Rolled
As of June 30, 2006	and Plating	Steel Production	Total
Gross Carrying Amount	$1,970,394	$860,986	$2,831,380
Accumulated Amortization	(97,299)	(27,709)	(125,008)

	Steel Coating	Cold Rolled
As of September 30, 2005	and Plating	Steel Production	Total
Gross Carrying Amount	$1,945,216	$849,985	$2,795,201
Accumulated Amortization	(89,099)	(10,355)	(99,454)

	Steel Coating	Cold Rolled
As of June 30, 2005	and Plating	Steel Production	Total
Gross Carrying Amount	$1,903,807	$831,891	$2,735,698
Accumulated Amortization	(55,935)	(10,135)	(66,070)

	Steel Coating	Cold Rolled
As of June 30, 2004	and Plating	Steel Production	Total
Gross Carrying Amount	$1,631,091	$-	$1,631,091
Accumulated Amortization	(21,748)	-	(21,748)

The following schedule sets forth the estimated amortization expense for the periods presented:

Estimated Amortization Expense
For year ended June 30, 2007	$56,104
For year ended June 30, 2008	56,104
For year ended June 30, 2009	56,104
For year ended June 30, 2010	56,104
For year ended June 30, 2011	56,104

11

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 6 - NOTES PAYABLE

The following schedule sets forth the Company’s short-term notes payable for the periods presented:

	September 30,	June 30,
	2006	2006	2005
Short-term notes payable to suppliers, no interest rate, various
maturity dates, secured by cash deposits, guaranteed by related parties	$18,883,892	$13,275,038	$4,440,959
Note payable to bank at 5.86% interest, secured by related parties	2,526,273	2,497,980	-
Note payable to bank at 5.86% interest, secured by buildings	1,010,509	-	-
Note payable to bank at 6.98% interest, secured by related party	1,515,764	-	-
Note payable to bank at 5.54% interest, secured by buildings	2,526,273	4,995,960	-
Note payable to bank at 6.435% interest, secured by inventory	3,789,410	3,746,970	-
Secured loan at 4.6581%	-	-	2,596,862
Note payable to bank at interest rates ranging from 4.2% to 4.65%,	-	-	-
secured by buildings	-	-	4,827,128
Note payable to bank at 4.6463% interest, guaranteed by related party	-	-	2,413,564
Note payable to bank at 4.65% interest, guaranteed by related party	-	-	2,413,564
Note payable to bank at 6.44% interest, secured by related party	2,526,273	-	-
Note payable to bank at 5.40% interest, secured by related party	642,937	-	-
Note payable at 6.48% interest, secured by related party	2,526,273	-	-
Total Short-term Notes	$35,947,604	$24,515,948	$16,692,077

The following schedule sets forth the Company’s long-term notes payable for the periods presented:

	September 30,	June 30,
	2006	2006	2005
Long-term note payable to a bank, interest at 4.575%, matures
November 2005, secured by related party	$-	$-	$6,033,911
Long-term note payable to a bank, interest at 4.575%, matures
December 2006, secured by related party	2,526,273	2,497,980	2,413,564
Total long-term debt	2,526,273	2,497,980	8,447,475
Less: current portion of long-term debt	(2,526,273)	(2,497,980)	(6,033,911)
Long-term debt	$-	$-	$2,413,564

NOTE 7 - RELATED PARTIES

The Company sells to and buys from various companies who are owned by the shareholders of the Company. These other companies are composed of 20 former sister companies, with which, the Company conducts significant transactions. Revenues and costs related to these transactions are shown separately in the statements of operations. Purchases from related parties for the three months ended September 30, 2006 and 2005, and for the years ended June 30, 2006, 2005, and 2004 were $43,442,060, $30,709,402, $117,402,207, $144,501,540, and $6,642,323 respectively.

As of September 30, 2006, June 30, 2006 and June 30, 2005, the amounts due from related parties were $8,516,739, $0 and $0, respectively. In addition, as of September 30, 2006, June 30, 2006 and June 30, 2005 the amounts due to related parties were $0, $12,522,684 and $1,896,733, respectively. Amounts due to related parties are due in the normal course of business.

During July 2006 the Company agreed to pay HFG International, Limited, a Hong Kong Corporation, $450,000 for consulting and advisory services. The principal stockholder and executive officer of HFG International, Ltd. is a former officer and shareholder of the Company.

12

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 8 - INCOME TAXES

Foreign invested enterprises and foreign enterprises doing business in the PRC are generally subject to national enterprise income tax at a rate of 30% and a local income tax at a rate of 3%. However, because the operations of the Company are conducted in a special region of the PRC, the Company enjoys a reduced tax rate of 24%. As approved by local tax authority in the PRC, Changshu Huaye and Jiangsu Cold-Rolled were granted a “tax holiday” that allows them to be exempt from both the national and local income taxes for the first two profitable years followed by a 50% tax exemption in the next three years. Changshu Huaye started to make profits in 2004, and was therefore exempt form the PRC tax in both 2004 and 2005, but is and will be subject to an income tax rate of 12% for the calendar years 2006, 2007 and 2008. Jiangsu has yet to generate profits.

Taxes payable are a part of other payables and accrued expenses on the consolidated balance sheet and consisted of:

	September 30,	June 30,
	2006	2006	2005
Value added tax	$(265,519)	$195,631	$116,014
Income tax	395,623	708,752	294
Surtax, insurance, other	(3,407)	149,061	62,376
Total Taxes	$126,697	$1,053,444	$178,684

Following is a reconciliation of income taxes calculated at the federal and local statutory rates (30% and 3%, respectively) to actual income tax expense:

	September 30,	September 30,	June 30,
	2006	2005	2006	2005	2004
Income tax calculated at statutory federal and
local rates of 30% and 3%, respectively	$1,124,180	$1,289,102	$4,079,667	$5,174,773	$(156,655)
Effect of favorable rate	272,747	(351,573)	(1,037,538)	(1,411,302)	42,724
Effect of tax holiday	(1,006,256)	(937,529)	(2,183,189)	(3,763,471)	113,931
Provision for income taxes	$390,671	$-	$858,940	$-	$-

The income tax payable consists entirely of taxes currently payable as the Company has no material deferred tax assets or liabilities. If the Company had not been in “tax holiday” during the three months ended September 30, 2006 and 2005 and the years ended June 30, 2006, 2005, and 2004, the provision for (benefit from) income taxes would have been $1,396,927, $937,529, $3,042,129, $3,763,471 and $(113,931), respectively, net income after income tax would have been $2,024,261, $2,973,236, $9,345,011, $11,919,882, and $(360,782), respectively, and earnings (loss) per share would have been $40.49, $59.46, $186.90, $238.40, and $(7.22), respectively. There were no temporary differences.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Economic environment - Since most of the Company’s operations are conducted in the PRC, the Company is subject to special considerations and significant risks. These risks include, among others, the political, economic and legal environments and foreign currency exchange rates. The Company’s results from operations may, among other things, be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to: laws and regulations, anti-inflationary measures, currency conversions and remittances abroad, and rates and methods of taxation.

Foreign currency remittance - The Company’s revenue is either earned in the PRC or remitted to banks within the PRC and is denominated in the PRC’s currency of RMB. The transfer of currencies outside of the PRC must be converted into other currencies. Both the conversion of RMB into foreign currencies and the remittance of those currencies outside the PRC require approval of the PRC government.

13

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

Leases and other obligations - The Company has not entered into any lease arrangements with respect to any of its assets, nor does it have any off balance sheet financial arrangements.

Guarantees - As of September 30, 2006 (unaudited), June 30, 2006 and 2005 the Company had guaranteed the debt of related parties in the amounts of $18,892,482, $18,680,892 and $1,206,782, respectively.

Nature of			September 30,	June 30,	June 30,
Guarantee	Bank	Maturity Date	2006	2006	2005
Note	Bank	November 15, 2006	10,686,136	10,566,454	-
Note	Bank	November 20, 2006	1,511,722	1,494,791	-
Note	Bank	December 26, 2006	1,263,137	1,248,990	1,206,782
Bank loan	Bank	June 19, 2007	1,894,705	1,873,485	-
Mortgage for bank loan	Bank	June 4, 2007	3,536,783	3,497,172	-
			18,892,482	18,680,892	1,206,782

If the related parties default on the aforementioned debts, the Company is liable to pay the remaining debt up to the amount of the guarantee.

NOTE 10 - SHARHOLDERS’ EQUITY

Common Stock -On January 31, 2007 a majority of the shareholders of Bronze Marketing, Inc. (“Bronze”) voted to increase its authorized shares of common stock from 100,000,000 shares to 500,000,000 shares with a par value of $0.001 per share.

Preferred Stock - On February 3, 2006 a majority of the shareholders of Bronze voted to amend its articles of incorporation to authorize 1,000,000 shares of preferred stock with a par value of $0.001 per share. Bronze can issue the preferred stock in one or more series with such rights, preferences and designations as determined by its Board of Directors. As of January 31, 2007 Bronze has designated 185,000 shares of Series A voting convertible preferred stock and 500,000 shares of Series B voting convertible preferred stock. As of the date hereof, there are 315,000 shares of preferred stock that remain undesignated.

Series A Voting Convertible Preferred Stock - On November 3, 2006, and amended on January 24, 2007, the Board of Directors of Bronze designated 185,000 shares of Series A voting convertible preferred stock. The shares of Series A voting convertible preferred stock rank equal to all outstanding shares of common stock with respect to rights on liquidation, dissolution and winding up and are treated as though the shares of Series A voting convertible preferred stock had been converted into common stock. Shares of Series A voting convertible preferred stock are not entitled to any preferential dividends but will be treated as though the shares of Series A voting convertible preferred stock had been converted into common stock and share equally in any dividend granted to shareholders of common stock, unless the holders of Series A voting convertible preferred stock waive such rights in writing. The holders of Series A voting convertible preferred stock are entitled to 9.8 votes per share and vote together with the common shareholders as one class on all matters submitted to a vote of common stockholders of the Company. Each share of Series A voting convertible preferred stock is convertible at the option of the holder into shares of common stock on the basis of one share of Series A voting convertible preferred stock for 9.8 shares of common stock upon the amendment to the Company’s articles of incorporation and the effectuation of the 1-for-10 reverse stock split. Holders of Series A voting convertible preferred stock are protected from anti-dilutions resulting from any restructuring of Bronze. There are no redemption rights associated with the shares of Series A voting convertible preferred stock.

Series B Voting Convertible Preferred Stock - On January 24, 2007 the Board of Directors of Bronze designated 500,000 shares of Series B voting convertible preferred stock. Shares of Series B voting convertible preferred stock are entitled to vote on an as-converted basis along with the common stock on all matters presented to a vote of the security holders. Shares of Series B voting convertible preferred stock have anti-dilution protection in the event of any restructuring of Bronze. Upon liquidation of the net assets of Bronze, each share of Series B voting convertible preferred stock is entitled to receive an amount equal to the stated value per share of the Series B voting convertible preferred stock, subject to any adjustments in the stated value, outstanding prior to any distribution or payment to holders of any junior securities. Shares of Series B voting convertible preferred stock will be automatically converted into common stock upon the amendment to the articles of incorporation and the 1-for-10 reverse split of the common stock becoming effective. Each share of Series B voting convertible preferred stock has a stated value of $304 per share and is convertible into common stock at $3.04 per share, or at the rate of 100 shares of common stock for each share of Series B voting convertible preferred stock so converted, after giving effect to the 10-for-1 reverse split. Bronze must maintain a reserve of shares of common stock at least equal to the shares of common stock issuable upon conversion of the Series B voting convertible preferred stock. With respect to rights on liquidation, dissolution and winding up, the shares of Series B voting convertible preferred stock rank equal to all outstanding shares of common stock. Holders of Series B voting convertible preferred stock are not entitled to any preferential dividends but are treated as though they had been converted into common stock and share equally in any dividend granted to shareholders of common stock.

14

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 11 - SEGMENT INFORMATION

The Company has two reportable segments: steel coating and plating, and cold-rolled steel production. The Company’s steel coating and plating and the Company’s cold-rolled steel production segment operate as described in Note 1. Changshu Dongbang Sewage Disposal Co., Ltd. has been included with the steel coating and plating segment as its operations are insignificant and do not meet any of the quantitative thresholds for discrete presentation.

Measurement of Segment Profit or Loss and Segment Assets - The accounting policies of the reportable segments are the same as those described in the Significant Accounting Policies.

Factors Management Used to Identify the Enterprise’s Reportable Segments - The Company’s reportable segments are business units that offer different products and are managed separately due to the different products and the need to report to the various regulatory jurisdictions.

Certain segment information is presented below:

For the Three Months Ended September 30, 2006	Steel Coating and Plating	Cold Rolled Steel Production	Total
Revenue from external customers	$41,294,271	$-	$41,294,271
Total operating expenses	1,257,765	141,632	1,399,397
Interest revenue	218,210	1,410	219,620
Interest expense	263,525	-	263,525
Depreciation and amortization expense	305,046	5,418	310,464
Provision for income taxes	390,671	-	390,671
Net income (loss)	3,170,739	(140,222)	3,030,517
Capital expenditures	-	3,253,982	3,253,982
Total assets	94,331,087	25,266,472	119,597,559

For the Three Months Ended September 30, 2005	Steel Coating and Plating	Cold Rolled Steel Production	Total
Revenue from external customers	$38,875,188	$-	$38,875,188
Total operating expenses	579,794	55,566	635,360
Interest revenue	33,901	555	34,456
Interest expense	310,492	-	310,492
Depreciation and amortization expense	476,378	4,227	480,605
Net income (loss)	3,965,775	(55,010)	3,910,765
Capital expenditures	849,673	9,593,349	10,443,022
Total assets	108,628,800	13,695,023	122,323,823

15

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

For the Year Ended June 30, 2006	Steel Coating and Plating	Cold Rolled Steel Production	Total
Revenue from external customers	$144,652,445	$-	$144,652,445
Total operating expenses	2,937,184	211,882	3,149,066
Interest revenue	467,443	-	467,443
Interest expense	920,003	3,668	923,671
Depreciation and amortization expense	353,219	17,061	370,280
Provision for income taxes	858,940	-	858,940
Net income (loss)	11,743,752	(215,552)	11,528,200
Capital expenditures	975,661	17,988,117	18,963,778
Total assets	85,264,844	19,699,443	104,964,287

For the Year Ended June 30, 2005	Steel Coating and Plating	Cold Rolled Steel Production	Total
Revenue from external customers	$158,502,970	$-	$158,502,970
Total operating expenses	1,927,219	60,113	1,987,332
Interest revenue	131,975	1,875	133,850
Interest expense	993,192	-	993,192
Depreciation and amortization expense	1,689,880	10,134	1,700,014
Net income (loss)	15,741,591	(58,238)	15,683,353
Capital expenditures	2,966,602	403,764	3,370,366
Total assets	66,335,906	8,250,462	74,586,368

For the Year Ended June 30, 2004	Steel Coating and Plating	Cold Rolled Steel Production	Total
Revenue from external customers	$10,547,226	$-	$10,547,226
Total operating expenses	618,234	11,995	630,229
Interest revenue	18,676	1,500	20,176
Interest expense	373,734	1,597	375,331
Depreciation and amortization expense	338,942	-	338,942
Net loss	(462,624)	(12,090)	(474,713)
Capital expenditures	19,869,099	-	19,869,099
Total assets	46,557,739	4,368,255	50,925,994

NOTE 12 - GEOGRAPHIC INFORMATION

Changshu Huaye derives a portion of its revenue from sources outside of the PRC. The following schedule summarizes the sources of the Company’s revenue by geographic regions for the three months ended September 30, 2006 and for the years ended June 30, 2006, 2005, and 2004:

	September 30,	June 30,
Geographic Area	2006	2006	2005	2004
People's Republic of China	$56,422,450	$182,796,152	$165,359,047	$10,547,226
Hong Kong	4,718,581	7,422,731	-	-
Other Countries	256,152	375,456	23,482	-
Total	$61,397,183	$190,594,339	$165,382,529	$10,547,226

NOTE 13 - SUBSEQUENT EVENTS (UNAUDITED)

As of December 18, 2006, all guaranteed debt of the Company had been paid by the related parties (see Note 9).

16

SUTOR STEEL TECHNOLOGY CO., LTD AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Information as of September 30, 2006 and for the Three Months Ended
September 30, 2006 and 2005 is Unaudited)

NOTE 14 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables are a summary of unaudited quarterly financial information for the years ended June 30, 2006 and 2005.

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006
Revenues	$46,068,330	$45,148,232	$33,940,472	$65,437,305
Operating Income	4,095,601	2,988,173	1,523,905	4,181,010
Net Income	3,910,765	2,301,333	1,087,303	4,228,799
Diluted Earnings Per Common Share	0.12	0.07	0.03	0.13

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005
Revenues	$34,610,087	$61,505,656	$28,737,025	$40,529,762
Operating Income	5,045,122	7,701,745	3,172,814	624,373
Net Income	4,503,131	7,013,832	2,843,413	1,322,978
Diluted Earnings Per Common Share	0.14	0.22	0.09	0.04

17

BRONZE MARKETING, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Financial Information

On November 7, 2006, Bronze Marketing, Inc., a Nevada corporation, (“Bronze”) entered into an assignment agreement with BTHC III, Inc., an unrelated third-party, Sutor Steel Technology Co., Ltd., a British Virgin Islands corporation (“Sutor”) and the Sutor shareholders, whereby Bronze assumed all rights and obligations pursuant to a Share Exchange Agreement dated September 7, 2006. On February 1, 2007, the Share Exchange Agreement, as amended, (the “Exchange Agreement”) was consummated and Bronze acquired 100% of the equity interest of Sutor from the Sutor shareholders in exchange for the issuance of 323,380.52 shares of Series B voting convertible preferred stock and the Sutor shareholders received a majority of the voting equity interests of Bronze. The reorganization of Sutor into Bronze under the Exchange Agreement was accounted for as the recapitalization of Sutor at historical cost. The historical consolidated financial statements of Sutor have been restated on a retroactive basis to reflect the 323,380.52 shares of Bronze’s Series B voting convertible preferred stock issued to the Sutor shareholders. Sutor before the reorganization and the combined entity of Bronze and Sutor after the reorganization are referred to herein as “the Company.” The historical operations of Sutor have been presented as the historical operations of the Company.

On January 31, 2007, a majority of the Bronze shareholders approved an amendment to the Bronze articles of incorporation to change its name to Sutor Technology Group Limited, to effect a 1-for-10 reverse stock split of the common stock outstanding, and to increase the authorized common stock from 100,000,000 shares to 500,000,000 shares. The amendment to the articles of incorporation has been authorized and will become effective when Bronze files an information statement with the Securities and Exchange Commission and the information statement becomes effective. Based upon the shareholders’ authorization to amend the articles of incorporation, the Series B voting convertible preferred stock has a stated value of $304 per share and is convertible into common stock at $3.04 per share, or at the rate of 100 shares of common stock for each share of Series B voting convertible preferred stock converted. Upon effectiveness of the amendment to the articles of incorporation, the 323,588.52 shares of Series B voting convertible preferred stock will be automatically converted on a 100-for-1 basis into 32,338,052 shares of common stock.

On November 3, 2006, in connection with the acquisition by Halter Financial Investments, L.P a Texas limited partnership (“HFI”) of a controlling interest in Bronze, Bronze issued 135,000 shares of Series A voting convertible preferred stock to HFI for cash in the amount of $425,000, or $3.15 per share. Immediately thereafter, Bronze declared and shortly thereafter paid a special cash dividend to the Bronze common stockholders, which excluded any payment to HFI as a Series A voting convertible preferred dividend, of $417,500. The common stock to HFI and the cash distribution to the Bronze shareholders have been reflected as transactions of the Company in the accompanying pro forma financial information.

On January 8, 2007, the Company entered into a consulting agreement with three parties for the purpose of obtaining assistance in completing the obligations assumed in the Exchange Agreement, and in consideration for those services, the Company issued 20,122 shares of Series A voting convertible preferred stock to the three parties, which shares were valued at $63,344, or $3.15 per share, based on the price HFI paid for the Series A voting convertible preferred stock. Based upon the shareholders’ authorization to amend the articles of incorporation, each share of Series A voting convertible preferred stock is convertible into 9.8 shares of common stock. Upon the effectiveness of the amendment to Bronze’s articles of incorporation, the 155,122 shares of Series A voting convertible preferred stock will be automatically converted on a 9.8-for-1 basis into 1,520,195 shares of common stock.

Prior to the reorganization, Bronze had no assets or operations, had 1,500,000 shares of common stock and 155,122 shares of Series A voting convertible preferred stock outstanding and was a shell corporation. Based upon the shareholders’ authorization to amend the articles of incorporation, the 1,500,000 shares of Bronze common stock were reverse split into 150,000 shares. The reverse acquisition of Bronze was recognized by the Company as the issuance of the 150,000 shares of common that remained outstanding for no consideration.

On February 1, 2007, the Company issued 39,473.68 shares of Series B voting convertible preferred stock in a private placement offering for $11,088,000 of cash, net of $720,000 of commissions and of other costs estimated to be $192,000. Based upon the shareholders’ authorization to amend the articles of incorporation, the Series B voting convertible preferred stock has a stated value of $304 per share and is convertible into common stock at $3.04 per share, or at the rate of 100 shares of common stock for each share of Series B voting convertible preferred stock converted. Upon effectiveness of the amendment to the articles of incorporation, these shares of Series B voting convertible preferred stock will be automatically converted into 3,947,368 shares of common stock.

On February 1, 2007, a principal Sutor shareholder delivered 39,473.68 shares of Series B voting convertible preferred stock into an escrow under the terms of a Make Good Agreement. Under the terms of the Make Good Agreement, the escrow agent will release a portion of the escrowed shares to the investors under the private placement offering if the Company’s net income is not $18,900,000 and $23,500,000 for the years ending June 30, 2007 and 2008, respectively. The number of shares to be released at each year end is computer as 50 percent of the escrowed shares times the ratio of the deficiency in net income divided by the required net income. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rations,” investors have received a contingent beneficial conversion option that will require the Company to record (upon each release of shares from the escrow) a dividend to the private placement investors of $304 per share released. The following unaudited pro forma financial information does not reflect the contingent preferred stock dividend relating to the contingent beneficial conversion option.

The following unaudited pro forma condensed consolidated balance sheet has been prepared to present the effects on the financial position of the Company as though the transactions described aboveand the conversion of the Series A and Series B voting convertible preferred stock into common stock had occurred on September 30, 2006, which would result in 37,955,615 shares of common stock being outstanding. The unaudited pro forma condensed consolidated statements of operations for the three months ended September 30, 2006 and for the year ended June 30, 2006 have been prepared to present the effects of the transactions described above and the conversion of the Series A and Series B voting convertible preferred stock as though they had occurred at the beginning of each of those periods.

If the transactions and conversions had actually occurred at the beginning of the periods presented, it is likely that the results of operations would have been materially different from the pro forma results of operations presented herein. The pro forma results of operations may not be indicative of the results that will occur for the year ending June 30, 2007 or for any other period. The unaudited pro forma condensed consolidated balance sheet does not reflect the future use of the proceeds received in the issuance of the Series B voting convertible preferred stock for any expansion or operating uses. However the Company intends to use the proceeds for such purposes.

Bronze Marketing, Inc. and Subsidiaries
Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006
(Unaudited)

	Bronze	Sutor Steel	Pro Forma		Pro Forma
	Marketing	Technology	Adjustments		Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$-	$10,604,617	$425,000	A
			(417,500)	B
			11,088,000	E
			23,183	F	$21,723,300
Restricted cash	-	27,384,802			27,384,802
Trade account receivable, net	-	41,509			41,509
Other receivables, net	-	9,426			9,426
Advances to suppliers	-	6,773,788			6,773,788
Inventory	-	20,654,532			20,654,532
Notes receivable	-	31,579			31,579
Related party receivables	-	8,516,739			8,516,739
Total Current Assets	-	74,016,992			85,135,675
Property, Plant and Equipment, net	-	42,668,836			42,668,836
Intangible Assets, net	-	2,911,731			2,911,731
TOTAL ASSETS	$-	$119,597,559	$11,118,683		$130,716,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$396	$8,951,399	$-		$8,951,795
Advances from customers	-	13,176,054			13,176,054
Other payables and accrued expenses	-	1,061,485			1,061,485
Short-term loans	-	35,947,605			35,947,605
Current portion of long-term debt	-	2,526,273			2,526,273
Total Current Liabilities	396	61,662,816			61,663,212
Minority Interests in Net Assets of Subsidiary	-	20,171			20,171
Stockholders' Equity
Series A voting convertible preferred stock	-	-	425,000	A
			63,344	C
			(488,344)	D	-
Series B voting convertible preferred stock	-	26,136,097	11,088,000	E
			(11,088,000)	E
			(26,136,097)	F	-
Common stock	150	-	1,520	D
			3,947	E
			32,338	F	37,956
Additional paid-in capital	223,994	-	(417,500)	B
			486,824	D
			11,084,053	E
			21,009,950	F
			(21,036,767)	F
			26,103,759	F
			(224,540)	G	37,229,772
Receivable from shareholders	-	(50,000)	50,000	F	-
Retained earnings (deficit)	(224,540)	29,734,125	(63,344)	C
			224,540	G	29,670,781
Other comprehensive income	-	2,094,350			2,094,350
Total Stockholders' Equity	(396)	57,914,572			69,032,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$-	$119,597,559	$11,118,683		$130,716,242

See the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Bronze Marketing, Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended September 30, 2006
(Unaudited)

	Bronze	Sutor Steel	Pro Forma		Pro Forma
	Marketing	Technology	Adjustments		Results
Revenue:
Revenue	$-	$20,102,912			$20,102,912
Revenue from related parties	-	41,294,271			41,294,271
Total Revenue	-	61,397,183			61,397,183

Cost of revenue:
Cost of revenue	-	17,062,644			17,062,644
Cost of revenue from related parties	-	39,497,868			39,497,868
	-	56,560,512			56,560,512

Gross Profit	-	4,836,671			4,836,671

Operating Expenses:
Selling	-	670,717			670,717
General and administrative	2,153	728,680	$63,347	C
			(2,153)	G	792,027
Total Operating Expenses	2,153	1,399,397			1,462,744

Income (Loss) From Operations	(2,153)	3,437,274			3,373,927

Other Income (Expense):
Interest income	-	219,620			219,620
Other income	-	17,633			17,633
Interest expense	-	(263,525)			(263,525)
Other expense	-	(154)			(154)
Other expense from related parties	(147)	(4,242)	147	G	(4,242)
Total Other Income (Expense)	(147)	(30,668)			(30,668)

Income Before Taxes and Minority Interest	(2,300)	3,406,606			3,343,259
Provision for income taxes	-	(390,671)			(390,671)
Minority interest in loss of consolidated subsidiary	-	14,582			14,582
Net Income	$(2,300)	$3,030,517			$2,952,588

Basic and diluted earnings per share					$0.08

Weighted-average shares outstanding					37,955,615

See the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Bronze Marketing, Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended June 30, 2006
(Unaudited)

	Bronze	Sutor Steel	Pro Forma		Pro Forma
	Marketing	Technology	Adjustments		Results
Revenue:
Revenue	$-	$45,941,894			$45,941,894
Revenue from related parties	-	144,652,445			144,652,445
Total Revenue	-	190,594,339			190,594,339

Cost of revenue:
Cost of revenue	-	35,080,309			35,080,309
Cost of revenue from related parties	-	139,576,276			139,576,276
	-	174,656,585			174,656,585

Gross Profit	-	15,937,754			15,937,754

Operating Expenses:
Selling	-	1,894,452			1,894,452
General and administrative	9,168	1,254,613	$63,347	C
			(9,168)	G	1,317,960
Total Operating Expenses	9,168	3,149,065			3,212,412

Income (Loss) From Operations	(9,168)	12,788,689			12,725,342

Other Income (Expense):
Interest income	-	467,443			467,443
Other income	-	185,664			185,664
Interest expense	-	(923,673)			(923,673)
Other expense	-	(155,497)			(155,497)
Other expense from related parties	(87)	-	87	G	-
Total Other Income (Expense)	(87)	(426,063)			(426,063)

Income Before Taxes and Minority Interest	(9,255)	12,362,626			12,299,279
Provision for income taxes	-	(858,940)			(858,940)
Minority interest in loss of consolidated					-
subsidiaries	-	24,514			24,514
Net Income	$(9,255)	$11,528,200			$11,464,853

Basic and diluted earnings per share					$0.30

Weighted-average shares outstanding					37,955,615

See the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Bronze Marketing, Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

A - Issuance of 135,000 shares of Series A voting convertible preferred stock for $425,000 cash at $3.15 per Series A voting convertible preferred share.

B - Payment of a special dividend to the Bronze common shareholders on November 3, 2006 of $417,500 or approximately $0.28 per pre-split common share.

C - Issuance of 20,122 shares of Series A voting convertible preferred stock for consulting services valued at $63,344, or $3.15 per Series A voting convertible preferred share.

D - The automatic conversion of 155,122 shares of Series A voting convertible preferred stock into common stock at a rate of 9.8 shares of common stock for one share of Series A voting convertible preferred stock subsequent to the effectiveness of the amendment to the articles of incorporation, which will result in the issuance of 1,520,195 shares of common stock.

E - The issuance of 39,473.68 shares of Series B voting convertible preferred stock in a private placement offering of $12,000,000 for cash, or $304 per Series B voting convertible preferred share. In addition, a $720,000 (6 % of gross proceeds) commission and other offering costs in the amount of $192,000 were charged to additional paid-in capital. Based upon the shareholders’ authorization to amend the articles of incorporation, the shares of Series B voting convertible preferred stock are convertible into common stock on the basis of 100 shares of common stock for each share of Series B voting convertible preferred stock. Upon the effectiveness of the amendment to Bronze’s articles of incorporation, the 39,473.68 shares of Series B voting convertible preferred stock will be automatically converted on a 100-for-1 basis into 3,947,368 shares of common stock.

F - From October through November 13, 2006, the Sutor shareholders made capital contributions to Sutor of cash in the amount of $21,059,950, of which $50,000 satisfied a receivable from the Sutor shareholders. Subsequently, Sutor paid $21,000,000 to an entity controlled by the Sutor shareholders to acquire all of the issued shares of Changshu Huaye Steel Strip Co., Ltd. and Jiangsu Cold-Rolled Technology Co., Ltd., which then became subsidiaries of Sutor, and made a cash distribution to the Sutor Stockholders of $36,767. The $21,059,950 received from the Sutor shareholders was recognized as additional paid-in capital without the issuance of additional equity shares. The $21,000,000 of cash payments to the Sutor shareholders were to acquire the subsidiaries, were required under the laws of the People’s Republic of China and were in accordance with the terms of the purchase agreement. Since the payments were not distributions of retained earnings, they were recognized as capital distributions along with the $36,767 payment to the Sutor shareholders from additional paid-in capital. Upon effectiveness of the amendment to the articles of incorporation, the 323,588.52 shares of Series B voting convertible preferred stock issued to the Sutor shareholders will be automatically converted on a 100-for-1 basis into 32,338,052 shares of common stock.

G - To record the reverse acquisition of Bronze Marketing, Inc., by effectively issuing the 150,000 post-split shares of common stock that remained outstanding, for no consideration.